Exhibit 99.1

Fusemachines Inc. and Subsidiaries

Condensed Consolidated Interim Balance Sheets

(all amounts in USD, in thousands, except number of shares and per share data)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	106	500
Accounts receivable, current, net	1,237	1,427
Unbilled revenue	47	113
Deferred transaction costs	1,871	1,865
Prepaid expenses and other current assets	259	219
Total current assets	3,520	4,124
Property and equipment, net	274	348
Intangible assets, net	192	187
Accounts receivable, net	-	4
Deferred tax asset	10	10
Operating lease right-of-use assets	775	870
Other assets	12	5
Total assets	4,783	5,548
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	8,517	6,537
Accrued expenses and other current liabilities	4,112	3,700
Deferred revenue	-	54
Convertible notes payable, at fair value, current	9,480	8,986
Convertible notes payable, current	455	255
Related party convertible notes payable, at fair value, current	7,530	-
Related party loan payable, current	700	700
Operating lease liability, current	82	74
Total current liabilities	30,876	20,306
Related party convertible notes payable, at fair value	-	6,524
Convertible notes payable	180	200
Warrant liability	850	945
Cumulative mandatorily redeemable common and preferred stock liability	1,034	1,000
Operating lease liability	783	878
Total liabilities	33,723	29,853
Commitments and contingencies (Note 16)
Stockholders’ deficit:
Convertible preferred stock ($0.00001 par value, 9,076,734 shares authorized as of September 30,2025 and December 31, 2024; 9,043,234 shares issued and outstanding as of September 30,2025 and December 31, 2024	7,865	7,865
Common stock ($0.00001 par value, 24,200,000 shares authorized as of September 30,2025 and December 31, 2024; 12,729,805 and 11,716,680 shares issued, and 12,062,805 shares and 11,039,388 outstanding as of September 30,2025 and December 31, 2024, respectively)	2	2
Treasury stock, at cost (667,000 and 667,000 as of September 30,2025 and December 31, 2024, respectively)	(2,903)	(2,903)
Additional paid in capital	5,268	4,698
Accumulated deficit	(39,430)	(34,217)
Accumulated other comprehensive income	258	250
Total stockholders’ deficit	(28,940)	(24,305)
Total liabilities and stockholders’ deficit	4,783	5,548

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Fusemachines Inc. and Subsidiaries

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss

(all amounts in USD, in thousands, except number of shares and per share data)

	Nine months Ended September 30,
	2025	2024
	(Unaudited)
Revenue	5,779	6,641
Cost of revenue	(2,488)	(3,019)
Gross profit	3,291	3,622
Operating expenses:
Selling and marketing	934	1,550
General and administrative	5,131	8,170
Research and development	489	555
Total operating expenses	6,554	10,275
Loss from operations	(3,263)	(6,653)
Other (expense) income:
Interest expense	(213)	(161)
Loss on extinguishment of convertible notes payable / notes payable	(391)	(549)
Loss on extinguishment of payable	-	(70)
Gain/(Loss) on change in fair value of convertible notes and warrant liability	(1,405)	(4,337)
Other (expense) income	59	(91)
Total other (expense)/income, net	(1,950)	(5,208)
Loss before income taxes	(5,213)	(11,861)
Provision for income tax	-	(72)
Equity in earnings of investee, net of income tax provision of $0 and $0, respectively	-	(1)
Net loss	(5,213)	(11,934)
Other comprehensive income (loss)
Change in foreign currency translation adjustment	8	50
Total comprehensive loss	(5,205)	(11,884)
Net loss per share - basic and diluted	(0.46)	(1.14)
Weighted-average common shares outstanding - basic and diluted	11,255,399	10,424,137

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Fusemachines Inc. and Subsidiaries

Condensed Consolidated Interim Statements of Stockholders’ Deficit

(all amounts in USD, in thousands, except number of shares and per share data)

	Convertible preferred stock		Common stock		Treasury Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	income	deficit
Balance at December 31, 2024	9,043,234	$7,865	11,039,388	$2	667,000	(2,903)	$4,698	$(34,217)	$250	$(24,305)
Stock-based compensation	-	-	-	-	-	-	176	-	-	176
Net loss	-	-	-	-	-	-	-	(5,213)	-	(5,213)
Issuance of shares upon repayment and forgiveness of 2023 Promissory Notes	-	-	10,292	0	-	-	3	-	-	3
Issuance of common stock upon cashless exercise	-	-	1,133,537	0	-	-	707	-		707
Shares withheld related to cashless exercise	-	-	(120,412)	(0)	-	-	(707)	-		(707)
Loss from extinguishment of convertible notes payable	-	-	-	-	-	-	391	-	-	391
Foreign currency translation	-	-	-	-	-	-	-	-	8	8
Balance at September 30, 2025 (unaudited)	9,043,234	$7,865	12,062,805	$2	667,000	$(2,903)	$5,268	$(39,430)	$258	$(28,940)

	Convertible preferred stock		Common stock		Treasury Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	income	Deficit
Balance at December 31, 2023	9,043,234	$7,865	9,220,534	$2	-	-	$2,307	$(18,834)	$193	$(8,467)
Stock-based compensation	-	-	-	-	-	-	976	-	-	976
Net loss	-	-	-	-	-	-	-	(11,934)	-	(11,934)
Common stock repurchase	-	-	(667,000)	(0)	667,000	(2,903)	-	-	-	(2,903)
Exercise of stock options	-	-	26,146	0	-	-	12	-	-	12
Gain on extinguishment recorded as a capital transaction	-	-	-	-	-	-	343	-	-	343
Issuance of shares upon repayment of 2023 Promissory Notes	-	-	24,28,833	0	-	-	888	-	-	888
Premium from extinguishment of payable							70			70
Foreign currency translation	-	-	-	-	-	-	-	-	49	49
Balance at September 30, 2024 (unaudited)	9,043,234	$7,865	1,10,08,513	$2	667,000	$(2,903)	$4,596	$(30,767)	$242	$(20,965)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Fusemachines Inc. and Subsidiaries

Condensed Consolidated Interim Statements of Cash Flows

(all amounts in USD, in thousands)

	Nine months ended September 30,
	2025	2024
	(Unaudited)
Cash flows from operating activities
Net loss	(5,213)	(11,934)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	73	84
Amortization of intangible asset	66	42
Provision for credit losses	46	455
Stock-based compensation	176	976
Amortization of right-of-use assets	65	88
Changes in fair value of Convertible Notes at Fair Value	1,500	3,806
Change in fair value of common stock warrant liability	(95)	531
Accretion of cumulative mandatorily redeemable common and preferred stock liability	71	57
Equity method investment obtained in exchange for services	-	(104)
Equity in earnings of investee	-	1
Loss on extinguishment of convertible notes payable	391	549
Loss on extinguishment of payable	-	70
Unrealized Foreign exchange gain/(loss)	(7)	47
Changes in operating assets and liabilities:
Accounts receivable, current, net	87	(1,298)
Unbilled revenue	56	(37)
Prepaid expenses and other current assets	(44)	(33)
Accounts receivable, net	4	12
Other assets	(7)	(59)
Accounts payable	1,989	3,087
Operating lease liabilities	(53)	(71)
Accrued expenses and other current liabilities	461	1,223
Deferred revenue	(54)	(2)
Net cash used in operating activities	(488)	(2,510)
Cash flows from investing activities
Costs capitalized for internally developed software	(72)	(107)
Purchases of property and equipment	(8)	(51)
Payment made to capital creditors	-	-
Disposal of property and equipment	-	3
Net cash used in investing activities	(80)	(155)
Cash flows from financing activities
Proceeds from convertible notes payable	180	455
Proceeds from related party loan payable	-	600
Proceeds from convertible notes payable, at fair value	-	6,500
Payments on notes payable, net of penalty and lender fees	-	(3,000)
Payment of deferred transaction costs	(5)	(2)
Common stock repurchase	-	(2,000)
Exercise of stock options	-	12
Net cash provided by financing activities	175	2,565
Effect of exchange rate changes on cash and cash equivalents	(1)	-
Net change in cash and cash equivalents	(394)	(100)
Cash and cash equivalents at beginning of the period	500	266
Cash and cash equivalents at end of the period	106	166
Supplemental disclosures of cash flow information
Cash paid for interest	-	25
Cash paid for income taxes	18	7
Non-cash investing and financing activities:
Waiver of deferred transaction costs as of the end of the period	505	-
Unpaid deferred transaction costs as of the end of the period	507	1,177
Common Stock issued upon cashless exercise of stock options	707	-
Purchase of property and equipment through capital advances	-	-
Issuance of shares vested upon repayment and forgiveness of 2023 Promissory Notes	3	888
Settlement of non-recourse 2023 promissory note in exchange for common stock repurchase consideration	-	903
(Loss) / Gain on extinguishment of debt (Refer Note no. 9 - Long Term Debt)	(391)	-
Investment in Equity securities	-	104

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Fusemachines Inc. and Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements

Note 1. Organization

Fusemachines Inc. and its subsidiaries (“Fusemachines” or the “Company” or the “Parent”), listed under the Parent company below, is a Delaware corporation headquartered in the United States. Founded in 2013 and headquartered in New York with operations across North America, Latin America and Asia. Fusemachines, a privately-held company, is a provider of enterprise artificial intelligence (“AI”) Solutions (Products and Services). The Company accelerates its customers’ data to AI journey by offering a suite of AI services that addresses the strategic goals and vision of their enterprise. The Company operates under five legal entities and one branch (as noted below):

●	Fusemachines Inc. (Parent)

●	Fusemachines Nepal Inc. (Wholly Owned Holding Company)

●	Fusemachines Nepal Private Ltd. (Majority Owned Subsidiary)

●	Fusemachines Canada Inc (Wholly Owned Subsidiary)

●	Fusemachines India Inc. (Dormant Holding Company)

●	Fusemachines Inc. Dominican Republic (Wholly Owned Branch)

Business Oxygen Private Limited (“BO2”), a Company domiciled in Nepal holds certain redeemable common and preferred stock of Fusemachines Nepal Private Ltd. (Refer to “Note 7 – Cumulative Mandatorily Redeemable Financial Instruments”).

Merger Agreement

In January 2024, CSLM, Merger Sub, and Fusemachines entered into the Merger Agreement, which was subsequently amended in August 2024 (the First Amendment to the Merger Agreement) and February 2025 (the Second Amendment to Merger Agreement), collectively referred to herein as the Merger Agreement. Pursuant to the terms of the Merger Agreement:

●	At least one business day prior to the Closing Date, CSLM will undergo the Domestication which involves CSLM merging with and into a newly formed Delaware corporation, CSLM Holdings, Inc or Pubco. Following this merger, CSLM will cease to exist and the newly formed Delaware corporation, Pubco, will be the surviving entity.
●	Merger Sub will merge with and into Fusemachines, the separate corporate existence of Merger Sub will cease to exist and Fusemachines will be the surviving company and a wholly owned subsidiary of Pubco.

The business combination will be accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”) and not as a business combination under ASC 805. Under this method of accounting, CSLM will be treated as the acquired company for accounting purposes, whereas Fusemachines Inc. will be treated as the accounting acquirer. Under the Merger Agreement, the Fusemachines equity holders that hold shares of company common stock, shares of convertible preferred stock, company stock options, or convertible notes will receive an aggregate of number of common stock equal to the quotient obtained by dividing (a) $200,000 thousand, by (b) $10.00 in exchange for all Fusemachines’ fully diluted company common stock. The Merger Agreement will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or upon certain conditions as specified in the articles of the merger.

In February 2025, CSLM entered into a second amendment to the Merger Agreement (the “2nd Amendment”) to (a) amend the definition of the “PIPE Investment Amount” to mean the sum of (i) $8,840,000, and (ii) the Contingent PIPE Investment Amount, if any; and (b) remove the delay fees incurred in connection with delivery of Fusemachines’ audited financial statements.

On October 22, 2025, the Company consummated the business combination whereby (a) CSLM merged with and into CSLM Holdings., a Delaware corporation and wholly owned subsidiary of CSLM at which time the separate existence of CSLM ceased and CSLM Holdings became the surviving corporation (“Pubco” or “New Fusemachines”) in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Certificate of Merger, (the “Certificate of Merger”), and the amended and restated memorandum and articles of association of CSLM (the “Domestication”); (b) the merger (the “Merger”) of Merger Sub with and into Fusemachines, pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the separate corporate existence of Merger Sub ceased and Fusemachines became the surviving corporation and a wholly-owned subsidiary of Pubco, pursuant to the terms of the Business Combination Agreement and in accordance with the laws of the State of Delaware, as more fully described elsewhere in the Proxy Statement/Prospectus; and (c) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Merger, the “Business Combination”). In connection with the Business Combination, Pubco was renamed “Fusemachines Inc.” (the “Combined Company”) and Fusemachines was renamed “Fusemachines USA, Inc.” (the “Company”). These unaudited condensed financial statements do not reflect the impact of the de-SPAC Transaction, since it was executed after September 30, 2025.

Covenant Fees

Pursuant to the Merger Agreement, the Company was covenanted to deliver to CSLM its audited financial statements for the twelve month periods ended December 31, 2023 and 2022 for inclusion in the registration statement on Form S-4 to be filed by CSLM in connection with the Merger, and that such audited financial statements had been prepared in conformity with GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company had covenanted to provide the audited financial statements no later than February 29, 2024, or incur delay fees in the amount equal to $35.0 thousand for the first one-month delay to March 31, 2024 (pro-rated for a partial month), $50.0 thousand for the second one-month delay to April 30, 2024, and thereafter $70.0 thousand for each subsequent one-month delay (pro-rated for any partial month). The Company provided the audited financial statements to CSLM in September 2024. As such, the Company has recorded $505 thousand of deferred transaction costs on the audited consolidated balance sheets as of December 31, 2024. On February 4, 2025, the company entered into a second amendment of the original agreement wherein the above-mentioned delay fee provision is deleted and provides the Company with relief from future penalties related to the delivery of the 2023 financial statements. Accordingly, the company recorded waiver in the nine months ended September 30, 2025 which have no impact in the unaudited condensed consolidated interim Statements of Operations and Comprehensive Loss as the amount of provision was eliminated from the deferred transaction cost and from the Accounts Payable, Accrued expense and other current liabilities in the unaudited condensed consolidated interim balance sheets.

Note 2. Summary of Significant Accounting Policies

There have been no significant changes to the accounting policies during the nine months period ended September 30, 2025, as compared to the significant accounting policies described in Note 2 of the Notes to Consolidated Financial Statements in the Company’s audited consolidated financial statements included in the registration statement Form S-4/A filed on April 23, 2025.

Basis of Presentation and Principles of Consolidation

The Company prepares its unaudited condensed consolidated interim financial statements in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP” or “GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding financial reporting. The unaudited condensed consolidated interim financial statements include the financial statements of Fusemachines Inc. and its subsidiaries. Investments in entities where we hold at least a 20% ownership interest and have the ability to exercise significant influence, but not control, over the investee are accounted for using the equity method of accounting. All intercompany balances and transactions have been eliminated. These unaudited condensed consolidated interim financial statements are presented in United States Dollars (“USD”or $), which is the functional currency of the Parent Company.

Unaudited Interim Financial Information

In the opinion of the Company, the accompanying unaudited condensed consolidated interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in stockholders’ deficit and cash flows. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The consolidated balance sheet at December 31, 2024, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated interim financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2024, which provides a more complete discussion of the Company’s accounting policies and certain other information. The interim results for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025, or for any future periods.

Prior Period Reclassifications and Restatement

Certain amounts in prior periods have been reclassified to conform with current period presentation.

The Company identified an immaterial prior period error in the Condensed Consolidated Interim Statements of Operations and Comprehensive Loss for nine month ended September 2024. The error relates to an administrative error in documenting the exercise price for certain stock option awards, which resulted in an incorrect stock-based compensation expense in the previously issued financial statements. The Company assessed the materiality of this change on prior period consolidated financial statements in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” (ASC Topic 250, Accounting Changes and Error Corrections). Based on this assessment, the Company concluded that this error corrections in its Consolidated Interim Statements of Operations and Comprehensive Loss is not material to previously presented consolidated financial statements. Accordingly, the Company updated the comparative financial information for the nine month ended September 2024.

The amounts in the “As previously reported” columns are amounts derived from the Company’s financial statements included in S-4 dated 27th November 2024. The amounts in the “Restatement adjustments” columns present the impact of the following adjustments:

The corrections in the Consolidated Interim Statements of Operations and Comprehensive Loss were as follows for the periods presented below (tables only present those line items which have been impacted):

	Nine months Ended September 30, 2024
	Previously reported	Correction	As corrected
Cost of revenue	-3,029	10	-3,019
Gross profit	3,612	10	3,622
Operating expenses:
Selling and marketing	1,576	-26	1,550
General and administrative	8,287	-117	8,170
Research and development	596	-41	555
Total operating expenses	10,459	-184	10,275
Loss from operations	-6,847	194	-6,653
Loss before income taxes	-12,055	194	-11,861
Net loss	-12,128	194	-11,934
Total comprehensive loss	-12,078	194	-11,884
Net loss per share - basic and diluted	-1.16	0.02	-1.14

The corrections to the condensed Statements of Stockholders’ Deficit were as follows for the periods presented below (tables only present those line items which have been impacted):

	Total Stockholders’ Deficit		Total Stockholders’ Deficit
	(As previously reported)	Correction	(As corrected)
Balance at December 31, 2023	$(8,467)	-	(8,467)
Stock-based compensation	1,170	(194)	976
Net loss	(12,128)	194	(11,934)
Common stock repurchase	(2,903)	-	(2,903)
Exercise of stock options	12	-	12
Gain on extinguishment recorded as a capital transaction	343	-	343
Issuance of shares upon repayment of 2023 Promissory Notes	888	-	888
Premium from extinguishment of payable	70	-	70
Foreign currency translation	49	-	49
Balance at September 30, 2024 (unaudited)	$(20,965)		(20,965)

The corrections to the Statements of cash flow statement were as follows for the periods presented below (tables only present those line items which have been impacted):

	Nine months ended September 30,		Nine months ended September 30,
	2024		2024
	(As previously reported)	Correction	(As corrected)

Cash flows from operating activities
Net loss	(12,128)	194	(11,934)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1170	(194)	976
Net cash used in operating activities	(2,510)		(2,510)
Net cash used in investing activities	(155)		(155)
Net cash provided by financing activities	2,565		2,565

Use of Estimates

The preparation of unaudited condensed consolidated interim financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated interim financial statements, as well as revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to the valuation of operating lease right-of-use assets, convertible notes, cumulative mandatorily redeemable common and preferred stock liability, common stock warrants, common and convertible preferred stock, current expected credit losses (“CECL”), stock-based compensation, useful lives of property and equipment and intangible assets, impairment of long-lived assets, capitalization of software development costs, equity method investments and income taxes.

The Company bases its estimates and judgments on historical experience, knowledge of current conditions and its beliefs of what could occur in the future, given available information. Actual results could differ from those estimates, and such differences may be material to the unaudited condensed consolidated interim financial statements. Changes in facts and circumstances may cause the Company to revise its estimates.

Accounts Receivable and Related Allowance for Expected Credit Losses

The Company classifies its right to consideration in exchange for deliverables as an accounts receivable. A receivable is a right to consideration that is unconditional (i.e., only the passage of time is required before payment is due) regardless of whether the amounts have been billed. Accounts receivable represents amounts due from the Company’s customers for AI solutions (products and services). The Company receives payments from customers based upon agreed-upon contractual terms. The timing of revenue recognition may differ from the timing of invoicing to customers.

Account receivables are stated net of allowance for expected credit losses. Outstanding receivables are reviewed periodically, and allowances are provided for the estimated amount of receivables that may not be collected. The allowance for expected credit loss is based on the probability of future collection determined by applying a loss-rate method using the Company’s historical loss experience. The Company also considers reasonable and supportable current and future conditions in determining its estimated loss rates, such as external forecasts, macroeconomic trends or other factors including customer specific credit risk characteristics. The adequacy of the allowance is evaluated on a regular basis. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible, which occurs when balances reach 365 days past due. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to bad debt expense in the period incurred.

Bad debt expense is included in general and administrative expenses in the unaudited condensed consolidated interim statements of operations and comprehensive loss.

Segment reporting

Under Topic 280, an operating segment is defined as a component of a public entity that engages in business activities from which it may recognize revenues and incur expenses, has operating results that are regularly reviewed by the CODM to make decisions about resources to be allocated to the segment and assess its performance, and has discrete financial information available.

Fusemachines operates as one operating segment with a focus on data engineering, AI consulting, and technical services. The Company’s Chief Executive Officer (“CEO”), as the Company’s chief operating decision maker, manages and allocates resources to the operations of the Company on a consolidated basis. This enables the Company’s CEO to assess the overall level of available resources and determine how best to deploy these resources across service lines in line with the Company’s long-term company-wide strategic goals.

The CODM considers the Company’s net income/(loss), expenses and the components of total assets to assess the segment’s performance and make resource allocation decisions for the Company’s single segment which is consistent with that presented within these financial statements.

As the Company’s operations are comprised of a single reporting segment, the Company’s segment assets are reflected on the accompanying unaudited condensed consolidated interim balance sheet as “total assets” and its significant segment expenses and net loss are listed on the accompanying Unaudited Condensed Consolidated Interim Statements of Operations and Comprehensive loss.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company uses the straight-line method of depreciation and amortization. When the carrying value of an asset is more than the sum of the undiscounted expected future cash flows, an impairment is recognized. An impairment loss is measured as the excess of the asset’s carrying amount over its fair value. Intangible assets that have finite useful lives are amortized over their estimated useful lives on a straight-line basis. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others.

The Company holds long-lived assets in two countries worldwide. The table below presents the breakdown of the Company’s long-lived assets, based on geographic region (in thousands).

	Long lived assets as of
	September 30,	December 31,
	2025	2024
Nepal	$219	$286
United States	246	249
Total long-lived assets	$465	$535

Fair Value Option (“FVO”) Election

The Company entered into related party convertible notes payable, at fair value in October 2019, September 2021, and Convertible Notes payable at fair value in January 2024, (the “Convertible Notes at Fair Value”). (Refer to “Note 9 – Long-Term Debt”). As permitted under ASC 825, Financial Instruments (“ASC 825”), the Company elected the FVO to account for the Convertible Notes at Fair Value and Related Party Convertible notes at Fair Value. In accordance with ASC 825, the Company recorded them at fair value. The FVO may be applied instrument by instrument, but it is irrevocable. Subsequent changes in fair value would be recorded as a separate line in the unaudited condensed consolidated interim statements of operations and comprehensive loss. As a result of applying the FVO, direct costs and fees related to the Convertible Notes at Fair Value and Related Party Convertible notes at Fair Value were expensed as incurred. The Company concluded it was appropriate to apply the FVO to Convertible Notes at Fair Value and Related Party Convertible notes at Fair Value because they are liabilities that are not, in whole or in part, classified as a component of stockholders’ equity. In addition, the Convertible Notes at Fair Value and Related Party Convertible notes at Fair Value met other applicable criteria for electing the FVO under ASC 825.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue when (or as) customers obtain control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company applies the provisions of ASC 606 to an arrangement when a substantive contract exists and collectability is probable.

The Company derives the majority of its revenue from AI Solutions (Products and Services) that largely represents professional services Fusemachines provides to its customers to help them achieve any AI-related goals within their organization. Standard contractual arrangements are governed by Master Services Agreements (“MSAs”), which set out general terms including payment, termination rights, and intellectual property ownership. Detailed scope, pricing, and performance obligations are defined in Statements of Work (“SOWs”), which are executed for each engagement or project phase. The Company’s contracts for AI Services have different terms based on the scope and complexity of engagements; pricing for the majority of contracts are invoiced monthly on a time-and-materials basis. The Company notes that its contracts meet the requirements for over-time revenue recognition, as the customer is simultaneously receiving the benefits and able to consume the benefits of the services being provided. For professional services that are distinct and billed on a time-and-materials basis, revenue is generally recognized as the services are provided, which is reflective of the transfer of the services to the customer. The Company elected the “right to invoice” practical expedient based on the Company’s right to invoice a customer at an amount that approximates the value to the customer and the performance completed to date.

The Company also provides AI Education Services which represents a customized curriculum of educational services provided to train the customer’s C-suite on AI for Business. The Company provides AI Education Services over time as the course proceeds and the students retain knowledge over time. Thus, the customer receives and consumes benefits as the Company performs the AI Education Services, and revenue is recognized overtime.

In addition to time-and-materials arrangements, the Company also enters into milestone-based or fixed-fee contracts. For these contracts, revenue is recognized over time using input method (e.g., labor hours incurred relative to total expected hours) that faithfully depicts performance. If a contract does not meet the criteria for over-time recognition, revenue is recognized at the point in time when control transfers to the customer. During the nine months ended September 30, 2025 and September 30, 2024, the revenues from milestone based or fixed fee contracts were insignificant.

Company’s AI Solutions includes product revenues primarily comprising of software license fees from sales of term-based license contracts, under which we grant customers the license right to use the software for a specified period (i.e. when the customer can access, use, and benefit from the software license). Term software licenses are satisfied at a point in time and associated revenue is recognized upon the later of 1) delivery of the software, or 2) the beginning of the period in which the customer has received the license right to use the software. For customer contracts that include software license fees, implementation and/or other consulting services, the portion of the transaction price allocated to software licenses is generally recognized when delivered. Implementation, customization, or model tuning services if applicable, when included, are evaluated as separate performance obligations when they are distinct from the software and not highly interdependent. These services are generally satisfied over time as the work progresses. During the nine months ended September 30, 2025 and September 30, 2024, the product revenues were insignificant.

For most contracts, the Company uses a Master Service Agreements (“MSA”) to govern the overall relevant terms and conditions of the business agreement, and a Statement of Work (“SOW”) to specify the services delivered and the associated prices. Performance obligations specific to each individual contract are defined within the terms of each SOW. Each performance obligation is identified based on the services that will be transferred to our customer that are both capable of being distinct and are distinct within the context of the contract. The transaction price is determined based on the consideration to which the Company will be entitled and expect to receive in exchange for transferring services to the customer.

Consideration for some contracts may include variable consideration including volume discounts and rebates. If the consideration promised includes a variable amount, the Company only includes estimated amounts of consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. These estimates require management judgments and estimates. The determination of whether to constrain consideration in the transaction is based on historical, current, and forecasted information that is reasonably available to the Company, taking into consideration the type of customer, the transaction, and specific facts and circumstances of each arrangement. The Company uses judgement to determine if collectability of consideration is uncertain, and accordingly, revenue recognition is deferred until the uncertainty is resolved and cash is collected.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the invoice date. In certain arrangements, the Company will receive payment from a customer either before or after the performance obligation to which the invoice relates has been satisfied. As a practical expedient, the Company does not account for significant financing components if the period between when it transfers the promised good or service to the customer and when the customer pays for the product or service will be one year or less.

For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on its relative standalone selling price. The stand-alone selling prices are determined based on the prices at which the Company separately sells these products. For items that are not sold separately, the Company estimates the stand-alone selling prices using other observable inputs. As Fusemachines Inc. is the sole reportable segment, all revenues are attributed to the sole segment.

Contract Balances

Differences in timing between revenue recognition and cash collection result in contract assets and contract liabilities. The Company classifies these assets as unbilled revenue; the liabilities are classified as deferred revenue.

Deferred revenue represents the amounts billed or cash payments received in advance of revenue recognition at the end of the reporting period. These amounts are recorded in deferred revenue until revenue is recognized through delivery of service or upon meeting the performance obligation. The Company’s deferred revenue represents contract liabilities. Generally, when billing occurs subsequent to revenue recognition, the Company reports unbilled revenue on the unaudited condensed consolidated interim balance sheets.

Stock-Based Compensation

Stock-based compensation expense attributable to equity awards granted to employees and non-employees is measured at the grant date based on the fair value of the award. For employee awards, the expense is recognized on a straight-line basis over the requisite service period for awards that actually vest, which is generally the period from the grant date to the end of the vesting period. For non-employee awards, the expense for awards that actually vest is recognized based on when the goods or services are provided.

The Company records stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). This standard requires all equity-based payments to employees and non-employees, including grants of employee stock options and restricted stock awards, to be recognized in the unaudited condensed consolidated interim statements of operations and comprehensive loss based on the grant date fair value of the award. The stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally the period from the accounting grant date to the end of the vesting period. The Company elected to account for forfeitures of awards as they occur.

Since the adoption of ASU 2018-07, Improvements to Nonemployee Stock-Based Payment Accounting, the measurement date for non-employee awards is the date of grant, and stock-based compensation costs are recognized in the same period and in the same manner as if the entity had paid cash for the goods or services. Stock-based compensation expense is classified as general and administrative, cost of revenue, selling and marketing and research and development expenses in the unaudited condensed consolidated interim statements of operations and comprehensive loss.

The Company estimates the fair value of stock option awards granted using the Black Scholes Merton option pricing formula (the “Black-Scholes Model”). This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate and fair value of the Company’s stock on the date of grant. The expected option term for options granted is calculated using the “simplified method”. This election was made based on the lack of sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is based on similar entities whose stock prices are publicly traded. The Company uses the historical volatilities of similar entities due to the lack of sufficient historical data for the Company’s common stock price. The Company estimates volatility based upon the observed historical volatilities of comparable companies over a lookback period commensurate with the estimated holding period, adjusted for relative leverage using the Black-Scholes-Merton formula. Dividend yields are based on the Company’s history and expected future actions. The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero. The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. All grants of stock options generally have an exercise price equal to or greater than the fair market value of the Company’s common stock on the date of grant.

Because the Company is privately held and there is no public market for its Stock, the fair value of the Company’s equity is approved by the Company’s board of directors thereof as of the date stock-based awards are granted. In estimating the fair value of its stock, the Company uses a third-party valuation specialist and considers factors it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, any indications of value from offers to acquire the Company, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. The Company believes the combination of these factors provides an appropriate estimate of the expected fair value of the Company and reflects the best estimate of the fair value of the Company’s common stock at each grant date.

Notes Receivable from Stockholders

From time to time the Company has entered into promissory note agreements with certain employees for the purpose of financing the early exercise of the Company’s stock options. Although the shares of common stock purchased by the employees in exchange for the promissory notes are considered legally issued, the Company does not consider them outstanding for accounting purposes. Instead, the Company treats them as restricted until the options are fully vested and the outstanding principal and accrued interest on the notes are repaid in full. Unvested shares for which the promissory notes are fully satisfied are recorded as a share repurchase liability and as shares vest are recognized to additional paid-in capital in the unaudited condensed consolidated interim balance sheets.

Advertising Cost

Advertising costs are expensed as incurred. Advertising costs were $29.1 thousand and $ 18.3 thousand for the nine months ended September 30, 2025, and 2024, respectively, which are included in selling and marketing costs on the unaudited condensed consolidated interim statements of operations and comprehensive loss.

Deferred Transaction Costs

The Company records deferred transaction costs, which consist of legal, accounting, and other fees related to the preparation of the Merger. (Refer to “Note 1 – Organization”). The deferred transaction costs will be offset against proceeds from the transaction upon the effectiveness of the Business Combination. As of September 30, 2025 and December 31, 2024, $1,871 thousand and $1,865 thousand of deferred transaction costs, respectively, were capitalized and recorded in deferred transaction costs on the unaudited condensed consolidated interim balance sheets. Transaction costs that are not eligible to be capitalized are expensed as incurred and included within general and administrative expense in the unaudited condensed consolidated interim statements of operations and comprehensive loss.

Research and Development Costs

The Company accounts for research and development costs in accordance with the ASC 730, Research and Development. Under ASC 730, all research and development costs are expensed as incurred, with the exception of certain software development costs discussed above. Our research and development costs consist primarily of payroll costs associated with software product development, testing, quality assurance, documentation, enhancements and upgrades for existing customers under maintenance.

Research and Development costs were $489 thousand and $555 thousand for the period ended September 30, 2025, and 2024, respectively, which are included in the unaudited condensed consolidated interim statements of operations and comprehensive loss.

General and Administrative Expenses

Consists of expenses associated with general and administrative functions of the business such as the costs of salaries, stock-based compensation expense, Information Technology (“IT”) infrastructure, allowance for expected credit losses, travel, legal and accounting services, insurance, rent, software and tools, meals, other professional services activities, and certain non-income taxes.

Commitments and Contingencies

The Company may at times be involved in litigation in the ordinary course of business. The Company will, from time to time, when appropriate in management’s estimation, record adequate reserves in the Company’s unaudited condensed consolidated interim financial statements for pending litigation. Currently there are no pending or threatened litigation matters that management believes require accrual or disclosure in addition to those presented in the Note on Litigation (refer Note 16 – Commitments and Contingencies).

Risks and Uncertainties

As a result of its global operations, the Company may be subject to certain inherent risks.

Concentration of Credit - Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company maintains cash and cash equivalents with financial institutions. The Company believes its credit policies reflect normal industry terms and business risk and there is no expectation of non-performance by the counterparties. Accounts receivables are generally dispersed across many customers operating in different industries; therefore, concentration of credit risk is limited. If any of the Company’s customers enter bankruptcy protection or otherwise take steps to alleviate their financial distress, the Company’s credit losses and write-offs of receivables could increase, which would negatively impact its results of operations.

Significant Customers and Suppliers — The concentration of credit risk with respect to accounts receivable is primarily limited to certain customers to which the Company makes substantial sales. To minimize credit risk related to accounts receivable, the Company maintains allowances for potential credit losses based on historical loss patterns as well as future expectations. As of September 30, 2025 and December 31, 2024, the Company had four customers whose accounts receivable balance accounted for at least 10% of the Company’s consolidated accounts receivables, respectively. These customers accounted for approximately 57.9% and 61.6% of the Company’s receivables at the end of the respective periods. For the nine month ended September 30, 2025 and 2024, the Company had three and two customers whose revenue accounted for at least 10% of the Company’s consolidated revenue, respectively. These customers accounted for approximately 43.3 % and 21.6 % of the Company’s total revenue at the end of the respective periods.

The Company pays its suppliers on normal commercial terms and does not believe that there is any significant supply risk from its suppliers. As of September 30, 2025 and December 31, 2024, the Company had two and three suppliers whose account payable accounted for at least 10% of the Company’s consolidated account payables, respectively. These suppliers accounted for approximately 47.2% and 57.05% of the Company’s total payables at the end of the respective periods.

Foreign currency risk - The Company’s global operations are conducted predominantly in U.S. dollars. While revenue is generated in U.S. dollars, the Company incurs expenses in other currencies, principally, Nepalese rupees and Canadian dollars. The Company’s international operations expose it to risk of adverse fluctuations in foreign currency exchange rates through the remeasurement of foreign currency denominated assets and liabilities (both third-party and intercompany) and translation of earnings and cash flows into U.S. dollars.

Interest rate risk - The Company is exposed to market risk from changes in interest rates. Exposure to interest rate risk results primarily from variable rates related to cash, short-term investments, and the Company’s borrowings. The Company does not believe it is exposed to material direct risks associated with changes in interest rates related to these deposits, investments and borrowings.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related party also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party control or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

Going Concern

The Company’s unaudited condensed consolidated interim financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of September 30, 2025, the Company had cash of approximately $106.0 thousand. For the nine months ended September 30, 2025, the Company used approximately $488.0 thousand in cash for operating activities. Historically, the Company has incurred recurring net losses from operations and negative cash flows from operating activities. As of September 30, 2025, the Company had an accumulated deficit of approximately $39,430 thousand. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these unaudited condensed consolidated interim financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or February 24, 2025 to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.

On October 22, 2025, Merger Sub merged with and into Fusemachines, with Fusemachines continuing as the surviving company and becoming a wholly owned subsidiary of Pubco. In connection with the closing, approximately $14.0 million in cash was received for the issuance of shares of Fusemachines Pubco Common Stock. All convertible notes were settled through the issuance of Fusemachines Common Stock, and certain promissory notes were repaid in cash upon closing. Following the business combination, the net balance of cash and cash equivalents was approximately $9.4 million. The Company’s trade payables, accrued expenses, and other current liabilities exceed the net cash and cash equivalents balance. Management is evaluating initiatives to streamline operations through reductions in headcount and consultant costs, and continued negotiations with vendors to achieve more favorable terms. In addition, the Company’s business plan anticipates a measured growth trajectory supported by new client acquisitions and expansion of existing customer relationships. While these actions are expected to enhance the Company’s financial position and extend its operational runway once implemented, they remain in the planning and negotiation stages.

As of the date on which these unaudited condensed consolidated interim financial statements were available to be issued, we believe that the cash on hand, and additional investments available through issuance of new Common Stock, will be inadequate to satisfy the Company’s working capital and capital expenditure requirements for at least the next twelve months. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings to fund the Company’s operating and investing activities over the next year. These unaudited condensed consolidated interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Investment in Equity Securities

The Company’s equity investment comprises of investments in equity securities of private companies. These equity investments are accounted for under the equity method, and initially recorded at estimated fair value, less any impairment. The Company’s share of gains and losses if any from these equity method investments are included in the unaudited condensed consolidated interim statements of operations and comprehensive loss, net of income tax provision. Equity investments are reviewed regularly to determine whether there is a decline in estimated fair value below the carrying amount. If there is a decline that is other-than-temporary, the investment is written down to estimated fair value. When evaluating the equity investment for impairment, the Company performs a qualitative and quantitative assessment to evaluate whether a decline in estimated fair value below the carrying amount is other-than- temporary. The qualitative assessment includes a review of macroeconomic conditions, industry and market considerations, the investee’s recent operating results and trends, recent acquisitions and sales of the investee securities, and other publicly available data, among other factors. If the Company determines that the decline is other-than-temporary, the Company records an impairment loss to write the equity investment to the estimated fair value.

Treasury Stock

The Company records treasury stock activities under the cost method whereby the cost of the acquired stock is recorded as treasury stock. The Company’s accounting policy upon the formal retirement of treasury stock is to deduct the par value from the Company’s common stock and to reflect any excess cost over par value as a reduction to additional paid-in capital (to the extent created by previous issuances of the shares) and then retained earnings.

Net Loss per Share

The Company applies the two-class method to compute basic and diluted net loss per share attributable to common shareholders, when shares meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. The Company reported a net loss attributable to common shareholders for the nine months ended September 30, 2025 and 2024.

Basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the year. Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted average number of shares outstanding, plus the impact of potential common shares, if dilutive, resulting from the potential exercise of warrants or options, and the potential conversion of preferred stock or convertible notes, into common stock, under the if-converted method. Due to the net losses for the nine month period ended September 30, 2025 and 2024, basic and dilutive net loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive

Emerging Growth Company (EGC)

The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s unaudited condensed consolidated interim financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.

On October 22, 2025, the Company consummated its merger with CSLM Holdings, Inc., a publicly traded Special Purpose Acquisition Company (“SPAC”), pursuant to which the Company became a wholly owned subsidiary of CSLM Holdings, Inc. (renamed Fusemachines Inc.) and the transaction was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Transaction”). Refer to Note 1 – Organization for additional details regarding the Transaction. Following the completion of the Transaction, Fusemachines Inc. continues to qualify as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act of 2012 and will retain such status until the earliest of: (i) the last day of the Company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering; (ii) the last day of the fiscal year in which the Company has total annual gross revenues of at least $1.07 billion; (iii) the last day of the fiscal year in which the Company becomes a large accelerated filer (market value of non-affiliate-held common stock exceeding $700 million as of the prior September 30); or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

Recent Accounting Pronouncements

New Accounting Pronouncements Not Yet Adopted

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. In December 2023, the FASB issued this ASU to update income tax disclosure requirements, primarily related to the income tax rate reconciliation and income taxes paid information. This update is effective on a prospective basis for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its unaudited condensed consolidated interim financial statements.

In March 2024, the SEC issued its final climate disclosure rules (Rule 1), which require the disclosure of climate-related information in annual reports and registration statements, beginning with annual reports for the year ending December 31, 2025. The rules require disclosure in the audited financial statements of certain effects of severe weather events and other natural conditions above certain financial thresholds, as well as amounts related to carbon offsets and renewable energy credits or certificates, if material. We are currently evaluating the impact of the new rules and continue to monitor the status of the related legal challenges.

ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. In November 2024, the FASB issued this ASU that requires more detailed disclosure about certain costs and expenses presented in the income statement, including inventory purchases, employee compensation, selling expense and depreciation expense. The new guidance is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027 with early adoption permitted. The guidance does not affect recognition or measurement in our unaudited condensed consolidated interim financial statements.

ASU 2024-04 Debt - Debt with Conversion and Other Options - Induced Conversions of Convertible Debt Instruments. In November 2024, the FASB issued this ASU which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions or extinguishments. The amendments in this update are effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. We are currently evaluating the impact this guidance will have on our unaudited condensed consolidated interim financial statements.

In May 2025, the FASB issued Accounting Standards Update No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued Accounting Standards Update No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with Topic 606 and Topic 718. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures. The Company does not believe any other new accounting pronouncements issued by the FASB that have not become effective will have a material impact on its unaudited condensed consolidated interim financial statements.

Note 3. Fair Value Measurements

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 — Quoted prices for identical assets or liabilities in active markets.

Level 2 — Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities, and observable inputs other than quoted prices such as interest rates or yield curves.

Level 3 — Unobservable inputs reflecting management’s view about the assumptions that market participants would use in pricing the asset or liability.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Financial Instruments Not Recorded at Fair Value

The carrying values of the Company’s accounts receivable, unbilled revenue, prepaid expenses and other current assets, accounts payable, deferred transaction costs, accrued expenses and other current liabilities and cumulative mandatorily redeemable common and preferred stock liability approximate their fair values based on the instruments’ relative short-term nature.

As of September 30, 2025 and December 31, 2024, the estimated fair values of our convertible notes payable, current and related party loan payable, current approximated their carrying values due to their relatively short maturities.

Financial Instruments Recorded at Fair Value

The following tables present the Company’s fair value hierarchy for its financial liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value (in thousands):

	Fair Value Measurements at September 30, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Related party convertible notes payable, at fair value	$-	$-	$7,530	$7,530
Convertible Notes payable at Fair Value	-	-	9,480	9,480
Warrant liability	-	-	850	850
	$-	$-	$17,860	$17,860

	Fair Value Measurements at December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Related party convertible notes payable, at fair value	$-	$-	$6,524	$6,524
Convertible Notes payable at Fair Value	-	-	8,986	8,986
Warrant liability	-	-	945	945
	$-	$-	$16,455	$16,455

The following table shows the change in the fair value of the warrant liability (in thousands):

Amount
Balance as of December 31, 2023	$430
Issuance of common stock warrants	-
Change in fair value of warrant liabilities	531
Balance as of September 30, 2024	$961

Amount
Balance as of December 31, 2024	$945
Change in fair value of warrant liabilities	$(95)
Balance as of September 30, 2025	$850

The following table shows the change in the fair value of the Convertible Notes at Fair Value (in thousands):

	Related party convertible notes payable at fair value	January 2024 Convertible Notes	Total Convertible Notes at Fair Value
Balance as of December 31, 2023	$3,764	$-	$3,764
Issuance of Convertible Notes at Fair Value	-	$6,500	$6,500
Gain on extinguishment of debt recorded as a capital transaction	(343)	-	$(343)
Change in fair value of Related Party note and Convertible Notes at Fair Value	1,457	2,349	$3,806
Balance as of September 30, 2024	$4,878	$8,849	$13,727

Balance as of December 31, 2024	$6,524	$8,986	$15,510
Issuance of Convertible Notes at Fair Value	-	-	-
Change in fair value of Related party note and Convertible Notes at Fair Value	1,006	494	1,500
Balance as of September 30, 2025	$7,530	$9,480	$17,010

Common Stock Warrant Liability

The Company estimates the fair value of the common stock warrant liability (refer to “Note 9 – Long-term Debt”) using an option pricing model and assumptions that are based on the individual characteristics of the warrants on the valuation date, as well as assumptions for fair value of the underlying common stock expected volatility, expected life, dividends, and risk-free interest rate.

The warrant liability is classified as Level 3 as there were no quotable prices for identical assets or quoted prices for similar. The warrant liabilities are measured using a Black-Scholes Model. The fair value of the warrant liability as of September 30, 2025 was determined using the following assumptions: a dividend yield of 0.0%, a risk-free rate of 4.00%, a stock price of $6.41, a term of 7.90 years, and annualized volatility of 60.0%.The fair value of the warrant liability as of December 31, 2024 was determined using the following assumptions: a dividend yield of 0.0%, a risk-free rate of 4.5%, a stock price of $7.48, a term of 8.65 years, and annualized volatility of 65.0%.

Related Party Note payable at Fair Value and Convertible Notes at Fair Value

The Company accounts for certain long-term debt (also refer to “Note – 9 – Long-term Debt”) under the fair value option. At the issuance date of the Convertible Notes at Fair Value, the Company determined that the fair value approximated the principal amount. Subsequent measurement of fair value of the Convertible Notes at Fair Value as of September 30, 2025, and December 31, 2024 was estimated based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company used a scenario-based analysis to incorporate estimates and assumptions concerning the Company’s prospects and market indications into a model to estimate the value of the Convertible Notes at Fair Value. The most significant estimates and assumptions used as inputs are those concerning timing, probability of possible scenarios for conversion or settlement of the Convertible Notes at Fair Value. The Convertible Notes at Fair Value are classified as Level 3 as there were no quotable prices for identical assets or quoted prices for similar.

The following tables set forth the significant inputs to the probability-weighted valuation model used to value the Convertible Notes at Fair Value as of September 30, 2025:

2019 and 2021 Convertible Notes

Type of Events	Expected Date	Probability of Event	Discount Rate
SPAC Transaction	10/22/2025	95%	57%
Maturity	2/28/2026	5%	57%
Default Feature	N/A	N/A	N/A

January 2024 Convertible Notes

Type of Events	Expected Date	Probability of Event	Discount Rate
SPAC Transaction	10/22/2025	95%	48%
Maturity	02/28/2026	5%	48%
Default Feature	N/A	N/A	N/A

The following table sets forth the significant inputs to the probability-weighted valuation model used to value the Convertible Notes at Fair Value as of December 31, 2024:

2019 and 2021 Convertible Notes

Type of Events	Expected Date	Probability of Event	Discount Rate
SPAC Transaction	4/3/2025	75%	54%
Maturity	2/28/2026	10%	54%
Default Feature	N/A	15%	54%

January 2024 Convertible Notes

Type of Events	Expected Date	Probability of Event	Discount Rate
SPAC Transaction	4/3/2025	75%	45%
Maturity	7/12/2025	10%	45%
Default Feature	7/12/2025	15%	45%

As of September 30, 2025 and December 31, 2024, there were no transfers between Level 1, Level 2 and Level 3.

The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when an impairment is recognized. These assets include property and equipment and amortizable intangible assets.

Note 4. Accounts Receivable, net

Accounts receivable, net consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
Accounts receivable, current	$1,383	$2,015
Accounts receivable	-	4
Total accounts receivable	$1,383	$2,019
Less: Allowance for credit losses	$(146)	$(588)
Total accounts receivable, net	$1,237	$1,431

In some contracts with customers, the Company agreed to instalment payments exceeding 12 months. The present value of these contracts is recorded as a receivable as the revenue is recognized in accordance with GAAP, and profit is recognized to the extent the present value is in excess of cost. The present value of long-term receivables is Nil, and the face value is Nil as of September 30, 2025. The present value of long-term receivables was $4 thousand, and the face value was $5 thousand as of December 31, 2024.

The following table sets forth the activity in the Company’s allowance for credit losses (in thousands):

	September 30, 2025	December 31, 2024
Beginning balance	$588	$368
Provision for credit losses	46	540
Write-offs	(488)	(320)
Ending balance	$146	$588

Unbilled revenue as at period ended September 30, 2025 was $47.0 thousand and $113.0 thousand as at year ended December 31, 2024.

Note 5. Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
Computers and other hardware	$499	$504
Office, furniture, and equipment	162	167
Leasehold improvements	91	94
Vehicles and other fixed assets (excluding computers)	32	35
	784	800
Less: accumulated depreciation	(510)	(452)
Total property and equipment, net	$274	$348

The Company recognized depreciation expense related to property and equipment in the unaudited condensed consolidated interim statements of operations and comprehensive loss of $73.0 thousand and $84.0 thousand during the nine month ended September 30, 2025 and 2024, respectively.

Note 6. Intangible Assets, net

Intangible assets subject to amortization consisted of the following (in thousands):

	September 30,	December 31,
	2025	2024
Internally developed capitalized software	$345	$274
Less: accumulated amortization	(153)	(87)
Total intangible assets, net	$192	$187

The Company recognized amortization expense related to capitalized software in the unaudited condensed consolidated interim statements of operations and comprehensive loss of $66.4 thousand and $42.4 thousand during the nine month ended September 30, 2025, and 2024, respectively.

Note 7. Cumulative Mandatorily Redeemable Financial Instruments

In July 2021, Fusemachines Nepal Private Ltd entered into a Share Purchase Agreement between Fusemachines Nepal Inc., and BO2 (the “BO2 Purchase Agreement”) in which BO2 agreed to invest $964.2 thousand in Fusemachines Nepal Private Ltd. Fusemachines Nepal Private Ltd issued 39,750 Ordinary Shares with a par value of 100 Nepalese rupees and also issued 1,110,250 cumulative and compulsory redeemable Preference Shares with a par value of 100 Nepalese rupees. The Preference Shares contain an annual coupon rate of 10% with the option to convert the Preference Shares into Ordinary Shares. The Preference Shares and Ordinary Shares are mandatorily redeemable five years from the date of issuance at a redemption price equal to 200% of the purchase price. Any dividends paid on these shares will reduce the ultimate redemption price. Management determined that these shares represent mandatorily redeemable financial instruments under ASC 480 and thus are liability-classified. These liabilities are recorded in cumulative mandatorily redeemable common and preferred stock liability within the unaudited condensed consolidated Interim balance sheets, and accretions to the redemption value are recorded within interest expense in the unaudited condensed consolidated statements of operations and comprehensive loss. The effective interest rate is 13.7%, the accrued dividend was $288.2 thousand and $238.3 thousand at September 30, 2025 and December 31, 2024, respectively, and is recorded in accrued expenses and other current liabilities in the unaudited condensed consolidated interim balance sheets, and the issuance cost incurred was $13.7 thousand.

The outstanding balance of the Cumulative Mandatorily Redeemable Financial instruments were $1,034 thousand and $1,000 thousand for the period ended September 30, 2025 and December 31, 2024 respectively.

The following summarizes the key terms and provisions of the Preference Shares and Ordinary Shares:

Preference Shares

Rights and privileges – Preference Shares will be paid dividends before the Ordinary Shares. Preference shareholders will receive a 10% percent annual dividend on Preference Shares. Apart from this, Preference Shares will not receive any kind of dividend or profit. If the Company fails to make a profit in any year or if the Company decides not to distribute dividends, then the dividends to be received by the Preference Shares will be cumulated and those amounts must be returned to the preference shareholders in a lump sum in the year when the dividends are distributed or when the Company withdraws the Preference Shares. Preference Shares will be given priority when the amount of shares is returned in case of liquidation of the Company. Preference Shares will not have voting rights in the general meeting of the Company. The preference share amount is redeemable after a certain period.

Redemption – In terms of return, no Preference Share can be redeemed until the price of the issued Preference Share is fully paid. The amount of Preference Shares cannot be returned from any amount other than the amount of profit that can be distributed as dividends or the amount received from the new shares issued by the Company for the purpose of returning the shares. The rate per share for redeeming Preference Shares shall be as per share purchase and sale agreement or shareholder agreement and shall be redeemed at the same rate. In case any Preference Shares issued for return are to be returned along with the premium, a separate fund of appropriate amount shall be arranged from the Company’s profit or the Company’s share premium account for that purpose. In this way, except in the case where the amount of the Preference Shares is returned from the amount received by issuing new shares, in accordance with the law, when the amount of the Preference Shares is returned, an amount equal to the face value of the returned shares from the amount that can be received to distribute dividends from the Company’s profits shall be deposited in a separate account. Any preference share returned in accordance with this regulation shall be deemed to have been automatically forfeited after the completion of the return process. If the Company redeems or proposes to redeem any Preference Shares, it may issue new shares equal to the face value of the shares so redeemed or to be redeemed.

Ordinary Shares

Rights and privileges – The shareholders of this category will have voting rights and other rights according to the prevailing law.

Redemption – The Ordinary Shares will be redeemed if the Company fails to withdraw the Preference Shares issued by the Company to be redeemed. If the Preference Shares have to be converted into ordinary shares, it shall be done according to the decision of the general meeting of the Company. Additional provisions related to Preference Shares shall be in accordance with the shareholders’ agreement between them.

Note 8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
Wages and consultant costs payable	$3,214	$2,525
Covenant fees	-	435
Dividends payable (Note 7)	288	238
Legal expenses	91	141
Deposit liability for early exercised options	-	3
Accrued expenses	519	358
Total accrued expenses and other current liabilities	$4,112	$3,700

Note 9. Long-Term Debt

Long-term debt consists of the following (in thousands):

	September 30, 2025			December 31, 2024
	Current	Noncurrent	Total	Current	Noncurrent	Total
2024 Convertible Notes	$455	-	$455	$255	$200	455
2024 Convertible Notes at fair value	9,480	-	9,480	8,986	-	8,986
Related party convertible notes payable at fair value	7,530	-	7,530	-	6,524	6,524
Related party loan payable	700	-	700	700	-	700
February 2025 Convertible Notes	-	180	180	-	-	-
Total	$18,165	$180	$18,345	$9,941	$6,724	$16,665

Convertible Notes at Fair Value

Related party convertible notes payable at fair value

In October 2019, the Company entered into a convertible promissory note agreement (the “2019 Convertible Note Agreement”) with a lender and issued a convertible promissory note for the principal amount of $2,000.0 thousand (the “2019 Convertible Note”). The 2019 Convertible Note bears interest at a rate of 10% per annum, compounded quarterly. The 2019 Convertible Note matured in September 2022.

In September 2021, the Company entered into a second convertible promissory note agreement (the “2021 Convertible Note Agreement”) (the 2019 Convertible Note Agreement and the 2021 Convertible Note Agreement collectively referred to as the “2019 and 2021 Convertible Notes Agreements”) with the same lender and issued a convertible promissory note for the principal amount of $450.0 thousand (the “2021 Convertible Note”) (the 2019 Convertible Note and the 2021 Convertible Note collectively, the “2019 and 2021 Convertible Notes”). The 2021 Convertible Note was issued with the same terms as the 2019 Convertible Note, except with a maturity date of October 2022.

Effective December 2022, the 2019 and 2021 Convertible Notes Agreements were amended (the “2022 Amended Convertible Notes Agreements”) to extend the maturity date for the 2019 and 2021 Convertible Notes to December 2023, increase the interest rate to 15% for the period from December 2022 through December 2023, adding a prepayment option, amending one of the conversion scenarios, and amending the definition of a next equity financing to require a sale of equity securities to result in gross proceeds of $7,500.0 thousand (the “Next Equity Financing”). The 2022 Amended Convertible Notes Agreements also added a partial payment of the interest accrued and outstanding on the note of $386.4 thousand due no later than March 2023. Failure to pay by the payment deadline obligated the Company to pay interest at a rate of twenty percent (20%) per annum, compounded quarterly, on the outstanding $386.4 thousand.

In December 2023, the 2022 Amended Convertible Notes Agreements were amended again (the “2023 Amended Convertible Notes Agreements”), extending the maturity date of the 2019 and 2021 Convertible Notes to January 2024.

In January 2024, the 2023 Amended Convertible Notes Agreements were amended again (the “2024 Amended Convertible Notes Agreements”), extending the maturity date to January 2025. The amendment also added a provision surrounding conversion in the case the Company completes the merger (see “SPAC PIPE financing” below) (also see “Note 1 – Organization”), an additional table depicting principal and interest on the 2019 and 2021 Convertible Notes to be redeemed in connection with the merger, and additional definitions related to the merger.

The 2021, 2022 and 2023 amendments were accounted for as debt modifications, prospectively, with any change in fair value from the new terms incorporated into future valuations. The 2024 amendment was deemed as capital transaction as per ASC 470-50-40-2 and is accounted for as an extinguishment of debt, with a gain on extinguishment of debt of $343.0 thousand recorded in additional paid in capital in the unaudited condensed consolidated interim balance sheet as of the nine month ended September 30, 2024, with any change in subsequent fair value incorporated into future valuations and any amendment fees or third-party costs to be expensed at the time of the amendment, and the amended terms to be incorporated into the valuations at each subsequent balance sheet date.

On January 31, 2025, the Company entered into an amendment agreement of the convertible note payable to Dolma. Pursuant to the amendment agreement, the maturity date was revised to February 28, 2026. Further, it was agreed that if the Company enters into a SPAC Business Combination Agreement at any time while the Notes are outstanding, any portion of the Aggregate Notes Amount that is not redeemed or repaid in connection or prior to the closing of the SPAC Transaction will convert, without any required action by the Holder, into shares of Common Stock immediately prior to the consummation of the SPAC Transaction contemplated by the SPAC Business Combination Agreement at a conversion rate that is derived from a Company valuation of $85,000,000, on a fully-diluted basis (provided that the Notes will be deemed have converted simultaneously with all other convertible notes being converted in connection the SPAC Transaction).

The Company evaluated the above amendment agreement entered on January 31, 2025, under the guidance in ASC 470-50 Debt - Modifications and Extinguishments, and it was determined terms of the amendment were not substantially different than the terms of the convertible notes prior to the Amendment. Accordingly, the aforesaid amendment was accounted for as a debt modification.

The 2019 and 2021 Convertible Notes, contain the following conversion features:

Conversion upon next equity financing – The conversion balance will be automatically converted into shares of the Company’s Convertible Preferred Stock upon the closing of the Next Equity Financing. The number of Convertible Preferred Stock to be issued upon the conversion will be equal to the quotient of the outstanding principal and, if so elected by the Company, any accrued and unpaid interest on the date of the conversion, divided by the conversion price calculated as the product of (a) 100% minus the discount rate, times (b) the price paid per share for equity securities by the investor in the Next Equity Financing. The aggregate liquidation preference of the Convertible Preferred Stock issued upon conversion shall be equal to the aggregate conversion balance.

Maturity – If the Next Equity Financing or a corporate transaction (as defined below) has not occurred on or before the Maturity Date, and if the outstanding balance is not repaid by the Company in full on the Maturity Date, then the conversion balance shall automatically be converted into (i) the conversion balance on the Maturity Date, divided by (ii) $2.235 price per share.

Corporate transaction – In the event of a (i) closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold at least a majority of the outstanding voting stock of the Company (or the surviving or acquiring entity) (the “Corporate Transaction”), or (iv) a liquidation, dissolution or winding up of the Company prior to full payment of either of the Convertible Notes or prior to the time when either of the Convertible Notes are converted as provided in a Next Equity Financing or a Maturity Conversion, then the conversion balance shall automatically be converted into that number of conversion shares immediately prior to the closing of such Corporate Transaction obtained by dividing the conversion balance by 75% of the price per share of the corporate transaction.

SPAC PIPE Financing – Aggregate redemption amount of the 2019 and 2021 Convertible Notes will be redeemed in connection with the consummation of a SPAC transaction to be issued by the SPAC (a “SPAC PIPE Financing”). The aggregate redemption amount ranges from $300.0 thousand to $4,000.0 thousand and the corresponding SPAC PIPE Financing amount ranges from $15,000.0 thousand to $40,000.0 thousand.

If the Company enters into a SPAC business combination agreement at any time while the 2019 and 2021 Convertible Notes are outstanding, then any portion of the aggregate outstanding amounts that are not redeemed or repaid in connection with the closing of a SPAC transaction will convert into shares of the Company’s common stock at a conversion valuation of $115,000.0 thousand, on a fully-diluted basis.

The Company qualified for and elected to account for the 2019 and 2021 Convertible Notes under the fair value option and, in doing so, bypassed the analysis of potential embedded derivative features. The Company believes that the fair value option better reflects the underlying economics of the 2019 and 2021 Convertible Notes. As a result, the 2019 and 2021 Convertible Notes were recorded at fair value upon issuance.

The Company recorded a charge of $1,006.0 thousand $1,457.0 thousand related to changes in fair value for both the 2019 Convertible Note and 2021 Convertible Note, which is recorded as Gain/(loss) on change in fair value in the unaudited condensed consolidated interim statements of operations and comprehensive loss, for the nine month ended September 30, 2025 and 2024, respectively.

As of September 30, 2025, and December 31, 2024, the lender of the 2019 and 2021 Convertible Notes was considered a principal owner of the Company, because it held greater than 10% of voting common stock of the Company (also see “Note 18 - Related Parties).

2024 Convertible Notes at fair value

In January 2024, the Company entered into two convertible promissory note agreements (the “January 2024 Convertible Notes Agreements”) with a lender for the principal amounts of $2,000.0 thousand (“January 2024 Convertible Note A”) and $4,500.0 thousand (“January 2024 Convertible Note B”), respectively, that each bear interest at a rate of 4.863% per annum, payable at maturity (the “January 2024 Convertible Notes”). The January 2024 Convertible Notes mature in January 2025.

On February 4, 2025, the maturity date of January 2024 convertible note was extended to July 12, 2025 pursuant to the second amendment.

The January 2024 Convertible Notes contain the following conversion features:

Optional conversion upon a qualifying financing – Before the maturity date in January 2025, if the company plans to go through a significant funding round of the issuance of preferred stock resulting in gross proceeds of at least $5,000.0 thousand (the “January 2024 Notes Qualifying Financing”), it will let the holder know at least 10 days before this funding round is set to happen. The holder then has the option to turn any outstanding obligations from the January 2024 Convertible Notes into shares of preferred stock when the funding round closes, based on all of the outstanding obligations under the January 2024 Convertible Notes (the “Conversion Amount”), divided by a specific price calculated as the lower of two figures: (i) either the maximum share price (the share price cap as discussed below) or (ii) 80% of the price at which other investors are buying the preferred stock in the funding round (the “Conversion Price”). However, if this funding round also counts as a company sell-off or shutdown the holder can choose the optional conversion upon a liquidation event (as described in the “optional conversion upon a liquidation event” section below).

Automatic conversion into common stock - If the company completes the plan of merger as per the Merger Agreement (as defined in “Note 1 - Organization) before the January 2024 Convertible Notes maturity date in January 2025, the Company must notify the lender at least 5 days before the merger is finalized. Immediately preceding the merger, any outstanding amounts the Company owes under the January 2024 Convertible Notes will automatically turn into shares of the Company’s common stock. The number of shares converted is based on the Conversion Amount, divided by the Conversion Price, which will be capped at a maximum value (the share price cap as discussed below).

Optional conversion into preferred stock or common stock – After the maturity date of this note in January 2025, the holder can choose to turn the Conversion Amount into shares. There are two scenarios: (i) if converted in conjunction with the January 2024 Convertible Notes Qualifying Financing after the maturity date of January 2025, the conversion will be to preferred stock. The number of shares will be the Conversion Amount divided by the Conversion Price, or (ii) if converted at any other time that is not tied to a Qualifying Financing after the maturity date of January 2025, the conversion will be to common stock. The number of shares will be based on the Conversion Amount, divided by the maximum share price (the share price cap as discussed below).

Optional conversion upon a liquidation event – Before the maturity date in January 2025, or before the January 2024 Convertible Notes convert into shares according to the optional conversion upon a qualifying financing, automatic conversion into common stock, or optional conversion into preferred or common stock as discussed above, if the Company plans to sell off its assets or dissolve (when not part of a merger, a “Liquidation Event”), the holder can: (i) choose to convert any Conversion Amount into common stock immediately prior to the Liquidation Event. The number of shares to be calculated as the Conversion Amount, divided by a set price per share (the share price cap as discussed below), or (ii) alternatively, choose to be paid in cash, which would be the Conversion Amount, payable prior to the Liquidation Event. The Company must notify the holder at least 10 days before the Liquidation Event is expected to occur.

Liquidation Preference Upon Conversion – If the January 2024 Convertible Notes convert in the January 2024 Notes Qualifying Financing, they will be converted into preferred stock such that the liquidation preference shall equal the Conversion Price.

January 2024 Convertible Note A specific terms – Upon the occurrence of a default (as defined in the January 2024 Notes Agreement and discussed below), the holder can declare all amounts due and outstanding to be paid immediately. The proceeds received under the January 2024 Convertible Note A are to be used to repurchase 667,000 shares of common stock held by Sameer Maskey, CEO of the Company. The share price cap is $3.00 per share.

January 2024 Convertible Note B specific terms – Upon the occurrence of a default (as defined in the January 2024 Notes Agreement and discussed below), the holder can declare all amounts due and outstanding be paid immediately, including a termination fee of $1,000.0 thousand as defined in the January 2024 Notes Agreement). The proceeds received under the January 2024 Convertible Note B are to be used to repay third-party debt of the Company and for working capital purposes. The share price cap is $5.798.

The January 2024 Convertible Notes will default if the Merger Agreement (as defined in “Note 1 – Organization”) is terminated and also has other customary events of default. The January 2024 Convertible Notes are fully secured by 3,600,000 shares of common stock held by Sameer Maskey, the CEO of the Company (refer to “Note 18 – Related Parties”).

The Company qualified for and elected to account for the January 2024 Convertible Notes under the fair value option and, in doing so, bypassed the analysis of potential embedded derivative features. The Company believes that the fair value option better reflects the underlying economics of the January 2024 Convertible Notes. As a result, the January 2024 Convertible Notes were recorded at fair value upon issuance.

The Company evaluated the amendment agreement entered on February 4, 2025, under the guidance in ASC 470-50 Debt - Modifications and Extinguishments, and it was determined terms of the amendment were not substantially different than the terms of the convertible notes prior to the Amendment. Accordingly, the aforesaid amendment was accounted for as a debt modification.

The Company recorded a charge of $494.0 thousand and $2,349.0 thousand related to changes in fair value for the January 2024 Convertible Notes, which is recorded as Gain/(loss) on change in fair value in the unaudited condensed consolidated interim statements of operations and comprehensive loss, for the nine months ended September 30, 2025 and September 30, 2024 respectively.

The January 2024 Convertible Notes were once again amended in July 2025 and basis the amendment the maturity date was revised from July 12, 2025, to October 18, 2025 pursuant to the third amendment. The Company applied the 10% cash flow test pursuant to ASC 470 to calculate the difference between the present value of the amended note’s cash flows and the present value of the original remaining cash flow and concluded that the results didn’t exceed the 10% factor, the debt modification is not considered substantially different and therefore did not apply extinguishment accounting, rather it accounted for the modification on a prospective basis pursuant to ASC 470.

2023 Notes Payable

In August 2023, the Company entered into a loan and security agreement with a lender (the “2023 Notes Agreement”) that will make available to the Company loans in an aggregate principal amount of up to $4,000.0 thousand in three separate tranches. In that month, the Company withdrew $3,000.0 thousand (the “First Tranche”). The Company additionally had the opportunity to request, subject to the terms of the 2023 Notes Agreement, an additional tranche of $500.0 thousand in or before March 2024 (the “Second Tranche”) and a third tranche of $500.0 thousand in or before June 2024 (the “Third Tranche”) (the First Tranche, Second Tranche and Third Tranche are collectively referred to as the “2023 Notes”). The 2023 Notes bear interest at a rate of 13.25% per annum, compounded annually, payable at maturity. The effective interest rate was 23%. The 2023 Notes were secured by substantially all of the Company’s assets.

In January 2024, the Company repaid the entire aggregate outstanding principal on the 2023 Notes Payable in the amount of $3,000.0 thousand along with an additional payment of $78.5 thousand for interest, prepayment fees, and lender fees. The Company recorded a loss of $601.1 thousand on extinguishment of debt, in the unaudited condensed consolidated interim statements of operations and comprehensive loss for the nine months ended September 30, 2024.

Common Stock Warrants—In connection with the 2023 Notes Agreement, the Company issued to the lender common stock warrants (the “Common Stock Warrants”) to purchase up to 140,133 shares of the Company’s common stock, exercisable immediately, with an exercise price of $0.46 per share with a contractual term of 10 years. The Company determined that the Common Stock Warrants are freestanding financial instruments and were determined to be within the scope of ASC 480-10, and accordingly, are liability classified. As of nine month ended September 30, 2025 and December 31, 2024, the fair value and carrying amount of the Common Stock Warrant Liability was $850.0 thousand and $945.0 thousand, respectively (refer to “Note 3 - Fair Value Measurements”).

The Company recorded a gain of $95.0 thousand and a charge of $531.0 thousand related to changes in fair value, which is recorded as loss on change in fair value in the unaudited condensed consolidated interim statements of operations and comprehensive loss, for the nine month ended September 30, 2025 and 2024, respectively.

April 2024 Convertible Note

In April 2024, the Company entered into a convertible note agreement (the “April 2024 Convertible Note Agreement”) with a lender for the aggregate principal amount of $125.0 thousand, that bears interest at a rate of 4.71% per annum and is convertible to common stock (the “April 2024 Convertible Note”). The April 2024 Convertible Promissory Note matures in April 2025.

Automatic conversion into common stock – If on or before the maturity date in April 2025, the Company closes the plan of merger as described in the Merger Agreement (as defined in “Note 1 – Organization”), the Company will notify the holder of the April 2024 Convertible Note five days prior to the merger. Immediately prior to the closing of the merger, all of the then outstanding obligations of the April 2024 Convertible Note will automatically convert into the number of common shares equal to the outstanding amount divided by $4.94.

Warrant issuance – Upon the conversion of the April 2024 Convertible Note to common stock, the Company shall issue the holder a warrant to purchase 7,500 shares of common stock of CSLM with a per share exercise price of $11.50.

Subordination – Upon the occurrence of any event of default (as described in the April 2024 Convertible Note Agreement and discussed below), the April 2024 Convertible Note shall become junior and subordinate to the January 2024 Convertible Notes.

The April 2024 Convertible Note has customary events of default, are fully secured by the assets of the Company and because the conversion feature does not meet the definition of a derivative are being accounted for at amortized cost. The proceeds of the April 2024 Convertible Note will be used for working capital purposes.

On February 5, 2025, the conversion price of the April 2024 Convertible Promissory Notes with principal amount of $125,000 was amended to $3.15 from the original conversion price of $4.94.

The Company evaluated the conversion feature of April 2024 Convertible Note offering for embedded derivatives in accordance with ASC 815, Derivatives and Hedging, and the substantial premium model in accordance with ASC 470, Debt. Based on our assessment, separate accounting for the conversion feature of this note offering is not required and will be accounted for under the substantial premium model. Under the substantial premium model, the excess above the fair value amounting to $113.0 thousand this note will be recorded as loss on extinguishment of debt in additional paid-in-capital with a corresponding debit in the unaudited condensed consolidated interim statement of profit and loss for the nine months ended September 30, 2025.

The April 2024 Convertible Notes were once again amended in April 2025 and basis the amendment the maturity date was revised from April 5, 2025, to April 5, 2026 pursuant to the second amendment. The Company applied the 10% cash flow test pursuant to ASC 470 to calculate the difference between the present value of the amended note’s cash flows and the present value of the original remaining cash flow and concluded that the results didn’t exceed the 10% factor, the debt modification is not considered substantially different and therefore did not apply extinguishment accounting, rather it accounted for the modification on a prospective basis pursuant to ASC 470.

June 2024 Convertible Note

In June 2024, the Company entered into a convertible note agreement (the “June 2024 Convertible Note Agreement”) with a lender for the principal amount of $130.0 thousand, that bears interest at a rate of 4.71% per annum and is convertible to common stock (the “June 2024 Convertible Note”). The June 2024 Convertible Promissory Note matures in June 2025.

Automatic conversion into common stock – If on or before the maturity date in June 2025, the Company closes the plan of merger as described in the Merger Agreement (as defined in “Note 1 – Organization”), the Company will notify the holder of the June 2024 Convertible Note five days prior to the merger. Immediately prior to the closing of the merger, all of the then outstanding obligations of the June 2024 Convertible Note will automatically convert into the number of common shares equal to the outstanding amount divided by $4.94.

Warrant issuance – Upon the conversion of the June 2024 Convertible Note to common stock of CSLM, the Company shall issue the holder a warrant to purchase 7,500 shares of cm ki9oommon stock of CSLM with a per share exercise price of $11.50.

Subordination – Upon the occurrence of any event of default (as described in the June 2024 Convertible Note Agreement and discussed below), the June 2024 Convertible Note shall become junior and subordinate to the January 2024 Convertible Notes.

The June 2024 Convertible Note has customary events of default, are fully secured by the assets of the Company and because the conversion feature does not meet the definition of a derivative are being accounted for at amortized cost. The proceeds of the June 2024 Convertible Note will be used for working capital purposes.

On February 5, 2025, the conversion price of the June 2024 Convertible Promissory Note with principal amount of $130,000 was amended to $3.15 from the original conversion price of $4.94.

The Company evaluated the conversion feature of June 2024 Convertible Note offering for embedded derivatives in accordance with ASC 815, Derivatives and Hedging, and the substantial premium model in accordance with ASC 470, Debt. Based on our assessment, separate accounting for the conversion feature of this note offering is not required and will be accounted for under the substantial premium model. Under the substantial premium model, the excess above the fair value amounting to $114.0 thousand this note will be recorded as loss on extinguishment of debt in additional paid-in-capital with a corresponding debit in the unaudited condensed consolidated interim statement of profit and loss for the nine months ended September 30, 2025.

The June 2024 Convertible Note were once again amended in July 2025 and basis the amendment the maturity date was revised from June 17, 2025, to June 17, 2026, pursuant to the amendment. The Company applied the 10% cash flow test pursuant to ASC 470 to calculate the difference between the present value of the amended note’s cash flows and the present value of the original remaining cash flow and concluded that the results didn’t exceed the 10% factor, the debt modification is not considered substantially different and therefore did not apply extinguishment accounting, rather it accounted for the modification on a prospective basis pursuant to ASC 470.

September 2024 Convertible Notes

In September 2024, the Company entered into two convertible note agreements (the “September 2024 Convertible Notes Agreements”) with two lenders, each for the principal amount of $100.0 thousand (the “September 2024 Convertible Notes”). The September 2024 Convertible Notes bear interest at a rate of 4.71% per annum. The 2024 September Convertible Notes mature in September 2026.

Automatic conversion into common stock – If on or before the maturity date in September 2026, the Company closes the plan of merger as described in the Merger Agreement (as defined in “Note 1 – Organization”), the Company will notify the holders of the September 2024 Convertible Notes five days prior to the merger. Immediately prior to the closing of the merger, all of the then outstanding obligations of the September 2024 Convertible Notes will automatically convert into the number of common shares equal to the outstanding amount divided by $4.94.

Warrant issuance – Upon the conversion of the September 2024 Convertible Notes to common stock, the Company shall issue the holders each a warrant to purchase 7,500 shares of common stock of CSLM with a per share exercise price of $11.50.

Subordination – Upon the occurrence of any event of default (as described in the September 2024 Convertible Notes Agreements and discussed below), the September 2024 Convertible Notes shall become junior and subordinate to the January 2024 Convertible Notes.

The September 2024 Convertible Notes have customary events of default, are fully secured by the assets of the Company and because the conversion feature does not meet the definition of a derivative are being accounted for at amortized cost. The proceeds of the September 2024 Convertible Notes will be used for working capital purposes.

On February 5, 2025, the conversion price of the two September 2024 Convertible Promissory Notes with principal amount of $ 100,000 each was amended to $3.15 from the original conversion price of $4.94.

The Company evaluated the conversion feature of September 2024 Convertible Notes offering for embedded derivatives in accordance with ASC 815, Derivatives and Hedging, and the substantial premium model in accordance with ASC 470, Debt. Based on our assessment, separate accounting for the conversion feature of these notes offering is not required and will be accounted for under the substantial premium model. Under the substantial premium model, the excess above the fair value amounting to $164.0 thousand these notes will be recorded as loss on extinguishment of debt in additional paid-in-capital with a corresponding debit in the unaudited condensed consolidated interim statement of Operations and Comprehensive Loss for the nine months ended September 30, 2025.

February 2025 Convertible Notes

On February 24, 2025, the company entered into a convertible promissory note amounting to $180,000 with an interest rate of 4.71% and maturity date of February 19, 2028. Upon closing of the merger agreement, the Note shall automatically convert into the number of shares of Common Stock equal to the then outstanding Obligations under the note divided by the applicable Conversion Price i.e., $3.15.

Automatic conversion into common stock – If on or before the maturity date in February 2028, the Company closes the plan of merger as described in the Merger Agreement (as defined in “Note 1 – Organization”), the Company will notify the holders of the February 2025 Convertible Notes five days prior to the merger. Immediately prior to the closing of the merger, all of the then outstanding obligations of the September 2024 Convertible Notes will automatically convert into the number of common shares equal to the outstanding amount divided by $3.15.

Subordination – Upon the occurrence of any event of default (as described in the February 2025 Convertible Notes Agreements and discussed below), the February 2025 Convertible Notes shall become junior and subordinate to the January 2024 Convertible Notes.

The February 2025 Convertible Note has customary events of default, are fully secured by the assets of the Company and because the conversion feature does not meet the definition of a derivative are being accounted for at amortized cost. The proceeds of the February 2025 Convertible Note will be used for working capital purposes.

Related Party loan payable

During the previous year ended December 31, 2024, the Company entered into seven separate promissory notes with Mr. Maskey for an aggregate principal amount of $700.0 thousand (the “2024 Related Party Promissory Notes”). The 2024 Related Party Promissory Notes bear interest at a rate of 4.71% per annum and mature in December 2025. Upon an event of default, the 2024 Related Party Promissory Notes shall become junior and subordinate to the January 2024 Convertible Notes (also see “Note 18 - Related Parties”), and any amounts owed will bear interest at 10% per annum until the obligations are satisfied in full. The 2024 Related Party Promissory Notes have customary events of default. As of September 30, 2025, the balance of the 2024 Related Party Promissory notes of $700.0 thousand, is included in related party loan payable - current in the unaudited condensed consolidated interim balance sheets and is being accounted for at amortized cost.

On February 12, 2025, an amendment to the seven promissory notes was entered into between the company and the CEO, Mr. Sameer Maskey. As per the original agreement, the maturity date was earlier of (1) the occurrence of an Event of Default and (2) December 31, 2024. Pursuant to the amendment agreement, the maturity date was extended to earlier of (1) the occurrence of an Event of Default and (2) December 31, 2025.

The Company evaluated the amendment in maturity date under the guidance in ASC 470-50 Debt - Modifications and Extinguishments, and it was determined that there was no gain/loss to be recorded in the unaudited condensed consolidated statements of operations and comprehensive loss, for the nine months ended September 30, 2025.

Subsequent to September 30, 2025, Fusemachines incurred interest expense on promissory notes held at amortized cost and subsequently the promissory notes principal and accrued and unpaid interest were repaid in cash upon the Closing of merger. The terms of the merger are disclosed as a part of Note on Subsequent Events (Refer Note no. 20 Subsequent Events).

Others- February 2025 Convertible Notes

In connection with the second amendment to the Merger Agreement, Consilium Frontier Equity Fund, LP provided financing to Fusemachines in the amount of $2,160,000, in exchange for a convertible note which note shall convert into shares of common stock of Fusemachines at a price of $0.44 per share (a) automatically at the time of the Business Combination, or (b) on July 12, 2025 at the option of the holder, if not, then payable in cash.

Pursuant to the terms of the Note and related Escrow Agreement, the proceeds are required to be deposited into an escrow account and will be released to the Company only upon the consummation of the Business Combination.

Further, per Section 4.2 of the Escrow Agreement “Upon the Closing, the Company, Investor and Fusemachines shall jointly deliver a Joint Release Notice to the Escrow Agent directing the Escrow Agent to disburse to the Pubco all of the Funds in the Escrow Account.” Accordingly, the escrowed funds are not freely available to the Pubco prior to joint instruction by the Investor, Fusemachines, and the Company.

On May 22, 2025, the proceeds from Consilium Frontier Equity Fund, LP have been received into an escrow account.

Since the release of proceeds is contingent upon the occurrence of the Business Combination, an event not wholly within the control of the Company, the same has not been recognized in the unaudited condensed consolidated financial statements as of September 30, 2025.

Subsequent to September 30, 2025, Fusemachines received funds from a convertible note with an affiliate of the Sponsor in the principal amount of $2,160,000.

Subsequent Conversion

On October 22, 2025, Merger Sub merged with and into Fusemachines, the separate corporate existence of Merger Sub ceased to exist and Fusemachines was the surviving company and a wholly owned subsidiary of Pubco Following the completion of the business combination, all convertible notes (related parties and other convertible notes) were converted into equity of the public company. The terms of the merger are disclosed as a part of Note - 20 Subsequent Events.

Note 10 - Convertible Preferred Stock

Effective February 2023, the Company amended the Third Amended and Restated Certificate of Incorporation of Fusemachines Inc. (the “Restated Certificate”) to increase the number of shares of series seed preferred stock (“Convertible Preferred Stock”) that the Company is authorized to issue from 9,038,725 to 9,076,734 (including 5,441 authorized shares of preferred stock not assigned to a particular series) and increase the authorized shares of series seed-2 preferred stock (“Series Seed-2 Convertible Preferred Stock”).

The authorized, issued and outstanding shares of the Convertible Preferred Stock, liquidation preferences and carrying values as of September 30, 2025 and December 31, 2024 were as follows (in thousands, except share numbers):

	As of September 30, 2025 and December 31, 2024
Series	Authorized Shares	Issued and Outstanding Shares	Liquidation Preferences	Carrying Value
Seed-1	2,018,725	2,013,724	$1,350	$1,323
Seed-2	1,402,568	1,402,606	$940	940
Seed-3	2,700,000	2,681,851	$2,515	2,515
Seed-4	2,950,000	2,945,053	$3,100	3,087
Total	9,071,293	9,043,234		$7,865

Rights, preferences and privileges of the Convertible Preferred Stock

The rights, preferences and privileges of the Convertible Preferred Stock were as follows:

Dividends. The Company may not pay dividends on other classes or series of stock (excluding dividends in common stock) before unless the holders of the Company’s Convertible Preferred Stock receive, at the same time or before, a dividend on each of their shares. Upon the declaration of a dividend for another class or series of stock (excluding common stock), the holders of the Convertible Preferred Stock are entitled to receive dividends based on the equivalent amount if the other stocks were converted into common stock, times the number of common stock shares that each Convertible Preferred Stock share could be converted into (as adjusted for stock splits, combinations and reorganizations). No dividends have been declared to date.

Conversion. The series seed preferred stock is convertible, at the option of the holder, at any time and from time to time, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the series seed original issue price by the series seed conversion price in effect at the time of conversion.

Voting rights. The holders of Convertible Preferred Stock are entitled to that number of votes on all matters presented to stockholders equal to the number of shares of common stock then issuable upon conversion of such preferred stock. The holders of Convertible Preferred Stock are entitled to elect one director of the Company.

Liquidation. In the event of any sale of substantially all of the assets, a merger, or liquidation, dissolution or winding up of the Company, the holders of series seed-4 Convertible Preferred Stock then outstanding will be entitled to receive, in preference to the holders of all other series of Convertible Preferred Stock and common stock, an amount equal to or greater than (a) $1.0553 per share (as adjusted for stock splits, combinations, and reorganizations) plus declared and unpaid dividends, if any, or (b) such amount per share as would have been payable had all shares of series seed-4 Convertible Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution or winding up or deemed liquidation event. Given that deemed liquidation event is within the control of the common stockholders, the Convertible Preferred Stock is recognized as permanent equity within the unaudited condensed consolidated interim statements of stockholders’ deficit.

After the payment of all preferential amounts required to the paid to the holders of shares of series seed-4 Convertible Preferred Stock, the holders of series seed 3, 2, and 1 Convertible Preferred Stock will be entitled to receive, on a pari passu basis and in preference to the holders of common stock, $0.9379, $0.6704, and $0.6704, respectively, per share plus declared and unpaid dividends, if any. After the payment of all preferential amounts required to be paid to the holders of series seed-4 Convertible Preferred Stock, then the holders of series seed 3, 2 and 1 Convertible Preferred Stock, shall be entitled to be paid out of the assets of the Company. After distributing to all preferred stockholders, the remaining assets of the Company will be distributed ratably to the holders of the common stock on a pro rata basis.

Note 11. Stockholders’ Deficit

Common Stock

In connection with the Restated Certificate, the number of shares of common stock that the Company is authorized to issue is 24,200,000 as of September 30, 2025 and December 31, 2024.

The Company’s reserved shares of common stock for future issuance related to potential conversion of the Convertible Preferred Stock, exercise of Common Stock Warrants and exercise of stock options are as follows:

	As of September 30, 2025	As of December 31, 2024
Convertible preferred stock (as converted to common stock)	9,043,234	9,043,234
Common stock warrants	140,133	140,133
Common Stock Contingent Obligation	45,000	45,000
Stock options	1,053,849	2,583,577	(1)
	10,282,216	11,811,944

(1) Includes 10,292 stock options as of December 31, 2024 that were legally exercised prior to meeting the service base vesting requirements in exchange for nonrecourse promissory notes (Refer to “The Promissory Notes Transactions” in “Note 13 – Stock-based Compensation”).

Convertible Preferred Stock

In connection with the Restated Certificate, the number of shares of Convertible Preferred Stock that the Company is authorized to issue is 9,076,734. (Refer to “Note 10 – Convertible Preferred Stock”).

Warrants

As of September 30, 2025 and December 31, 2024, the Company had Common Stock Warrants outstanding to purchase up to 140,133 shares of the Company’s common stock at an exercise price of $0.46 per share and have a contractual term of 10 years. The Common Stock Warrants were issued in August 2023. (Refer to “Note 3 - Fair Value Measurements” and “Note 9 - Long-term Debt”).

Common Stock Contingent Obligation

As of September 30, 2025, the Company had a contingent obligation to issue 45,000 shares of common stock upon closing of the Merger to a certain vendor (also see “Note 16 – Commitments and Contingencies”).

Note 12. Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on consideration specified in a contract with a customer. Furthermore, the majority of the Company’s revenues are recognized over time as services are performed. The Company recognizes revenue when a performance obligation is satisfied by transferring control of the product or service to the customer.

The Company provides services to customers worldwide, with the majority of revenues being derived from contracts with customers located within the United States. The table below presents the breakdown of the Company’s revenues, based on the customer’s location (in thousands).

	Nine Months Ended September 30,
	2025	2024
Customer locations
United States	$5,464	$6,458
Rest of the world	315	183
Total revenue	$5,779	$6,641

The table below presents the breakdown of the Company’s revenues, based on the customer’s service type (in thousands):

	Nine month ended September 30,
	2025	2024
Service type
AI Solutions (Products and Services)	$5,656	$6,641
AI education services	$123	-
Total revenue	$5,779	$6,641

Service Type

During the nine months ended September 30, 2025, and 2024, the Company had one significant service type, AI Solutions (products and services). For the nine months ended September 30, 2025, and 2024, there was $5,656 thousand and $6,641 thousand of AI Solutions (products and services) revenue. The company had insignificant revenue from AI Solutions – Products for the nine months ended September 30, 2025, and 2024, respectively. The revenue recognised for AI education services was $123 thousand and Nil during the nine months ended September 30, 2025, and 2024, respectively.

Deferred Revenue

During the nine months ended September 30, 2025, the Company recognized revenue of $53.7 thousand from the deferred revenue balance as of December 31, 2024. During the nine months ended September 30, 2024, the Company recognized revenue of $20.6 thousand from the deferred revenue balance as of December 31, 2023.

Contract Costs

The Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. Management expects that commission fees paid to sales representatives as a result of obtaining service contracts and contract renewals, are recoverable and therefore the Company’s unaudited condensed consolidated interim balance sheets included capitalized balances in the amount of $20.9 thousand and $21.9 thousand as of September 30, 2025 and December 31, 2024 which represents the current portion and is included within prepaid expenses and other current assets, respectively and Nil and $5 thousand, as of September 30, 2025 and December 31, 2024, respectively, which are included within other assets. Capitalized commission fees are amortized on a straight-line basis over the average period of service contracts of approximately two years and are included in selling and marketing in the accompanying unaudited condensed consolidated interim statements of operations and comprehensive loss. Amortization recognized during the nine months ended September 30, 2025, and 2024 was $22.82 and $27.4 thousand, respectively.

Transaction price allocated to remaining performance obligations

The Company elected to apply the practical expedient for the right to invoice and does not disclose performance obligations that have original expected durations of one year or less.

The opening and closing balances of contract assets, deferred revenue and unbilled revenue are as follows (in thousands):

	Contract asset	Deferred revenue	Unbilled Revenue
Ending balance as of December 31, 2023	$22	$21	$80
Increase/(decrease), net	5	33	33
Ending balance as of December 31, 2024	27	54	113
Increase/(decrease), net	(6)	(54)	(66)
Ending balance as of September 30, 2025	$21	-	$47

Note 13. Stock-based Compensation

Effective June 2014, the Company adopted an equity-based compensation plan, the 2014 Equity Incentive Plan (the “2014 Plan”), which allows for the grant of stock options, stock issuances and other equity interests in the Company to the Company’s officers, directors, employees and consultants. The 2014 Plan is administrated by the Company’s Board of Directors, or a committee appointed by the Board. In February 2023, the Company’s board of directors and stockholders adopted the 2023 Equity Incentive Plan (the “2023 Plan”), which provides for the grant of incentive stock options, restricted stock awards and restricted stock units (“RSUs”) to eligible employees, directors and consultants of the Company. With the introduction of the 2023 Plan, shares are no longer available for future grants under the 2014 Plan. Awards outstanding under the 2014 Plan will be governed by the 2023 Plan. 4,951,530 shares of Common Stock were authorized for issuance under the 2023 Plan to officers, directors, employees and consultants of the Company.

The 2023 Plan was amended and approved by the stockholders of the Company in December 2023 to increase the number of shares of the Company’s Common Stock reserved for issuance under the Fusemachines Inc. 2023 Amended and Restated Equity Plan (the “2023 Equity Incentive Plan”) by 595,000 to 5,546,530 shares of common stock.

As of September 30, 2025, 1,498,650 shares of Common Stock were available for future grant under the 2023 Plan. Shares that are expired, terminated, surrendered, or cancelled without having been fully exercised or issued will be available for future awards. The Company may use either authorized and unissued shares or treasury shares, when available, to meet share requirements resulting from the exercise of stock options.

The stock-based compensation expense during the nine month ended September 30, 2025, and 2024 are reported in the following unaudited condensed consolidated interim financial statement line items (in thousands):

	Nine month ended September 30,
	2025	2024
General and administrative	$117	$662
Cost of revenue	16	38
Selling and marketing	28	160
Research and development	15	116
Total stock-based compensation expense	$176	$976

Stock Options

The Company’s stock options outstanding consist primarily of time-based options to purchase common stock, the majority of which vest over a two-to-four- year period and have a ten-year contractual term. These awards are subject to the risk of forfeiture until vested by virtue of continued employment or service to the Company.

The following table summarizes the stock option activity for options with service-based vesting conditions during the nine month ended September 30, 2025:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding balance as of December 31, 2024	2,583,577	$1.24	6.50	$11,885
Granted	-	-	-	-
Exercised	(10,292)	$0.46	-	-
Cashless exercise (1)	(1,133,537)	$0.62	-	-
Forfeited	(21,840)	$3.48	-	-
Expired	(364,059)	$0.38	-	-
Outstanding balance as of September 30, 2025	1,053,849	$2.16	7.14	$3,940
Options vested and exercisable as of September 30, 2025	773,769	$1.93	6.74	3,074

(1)	During the period ended 30th September 2025, certain employees have exercised 1,133,537 options through cashless exercise

During the nine month ended September 30, 2025 and 2024, the Company recorded stock-based compensation expense of $176.0 thousand and $976.0 thousand, respectively. As of September 30, 2025, total stock-based compensation expense not yet recognized related to unvested stock options was $493.0 thousand, which is expected to be recognized over a weighted-average period of 2.16 years

The total intrinsic value of options exercised was $6,036.4 thousand and $10,674.5 thousand during the nine month ended September 30, 2025 and year ended December 31, 2024, respectively.

The weighted average grant-date fair value per share of stock options granted during the nine month period September 30, 2025 and 2024 was Nil and $2.80, respectively. The Company estimated the fair value of stock options using the Black-Scholes Model on the date of grant. The assumptions used in the Black-Scholes Model were as follows:

	September 30,
	2025(1)	2024
Weighted average expected term (years)	-	5.79
Weighted average expected volatility	-	66.90%
Risk-free interest rate	-	4.08% - 4.10%
Dividend yield	-	0%

(1)	There were no stock options granted during the nine months ended September 30, 2025.

Cashless Exercise of Stock Options

In August 2025, certain Fusemachines employees exercised 1,133,537 options to purchase Fusemachines common stock. The exercise prices for the 1,133,537 options were paid on a cashless basis via net share settlement resulting in the net share issuance of 1,013,125 shares of Fusemachines common stock. The transaction has been accounted under the guidance of ASC 718 - Stock Compensation. The cashless exercise mechanism does not change the substantive terms or fair-value-based measure of the awards and therefore does not constitute a modification under ASC 718.

The Promissory Notes Transaction

Early Exercise of Stock Options

The Company permits certain employees and directors to exercise stock options granted under the 2023 Plan prior to vesting. In February 2023, the Company’s Chief Executive Officer, Mr. Maskey and other three executives early exercised a total of 2,470,000 stock options prior to vesting (The February Options Awards); however, in lieu of the cash consideration required to exercise the stock options, these individuals each provided a 3.82% interest bearing non-recourse note (the “2023 Promissory Notes”), for an aggregate principle of $1,136.2 thousand. The notes are scheduled to mature in February 2030.

The nonrecourse nature of the loan secured by the shares pledged as collateral essentially provides the employee with rights like that of an option and thus no receivable for amounts due under the 2023 Promissory Notes was recorded on the Company’s unaudited condensed consolidated interim balance sheets. While the shares of common stock purchased by the employees in exchange for the 2023 Promissory Notes are considered legally issued, the shares are not deemed, for accounting purposes, outstanding and are considered restricted until all of the options are fully vested and the outstanding principal and accrued interest due on the note is repaid in full.

The issuance of the 2023 Promissory Notes resulted in an additional stock-based compensation expense of Nil and $9.2 thousand for the nine month ended September 30, 2025 and 2024, respectively, based on the grant-date fair value of the Promissory Notes, which was determined using the Black-Scholes Model.

The assumptions used in deriving the grant-date fair value of the 2023 Promissory Notes via the Black-Scholes Model were as follows: (i) a stock price of $0.58 per share, (ii) an exercise price of $0.46 per share, (iii) an estimated risk-free interest rate of 4.02%, (iv) an expected term of 3.50 years, (v) volatility of 75%, and (vi) a dividend yield of 0%. These assumptions resulted in a grant-date fair value of approximately $0.35 per option.

The Company continues to recognize expenses for the original option award of 2,470,000 shares granted in February 2023 (the “February Option Awards”), which were early exercised in exchange for Promissory Notes. The early exercise is not considered substantive for accounting purposes until the vesting requirements are met through continued employment and service to the Company. As of September 30, 2025 and 2024, the Company recognized Nil and $31 thousand, respectively, in stock-based compensation expense related to the February Option Awards. The unrecognized stock-based compensation expense related to the February Option Awards was Nil. The weighted-average grant-date fair value per share of the February Option Awards was $0.33.

Repayment of the Promissory Notes

In January 2024, the Company repurchased 667,000 shares of common stock from Sameer Maskey, the CEO, at a price of $4.352 per share, totaling $2,902.7 thousand (the “Repurchase Consideration”). Mr. Maskey applied $902.7 thousand of the Repurchase Consideration toward repayment of his 2023 Promissory Note to the Company. Upon repayment, the 2023 Promissory Note, along with any accrued interest, was settled, and the vested shares pledged under the 2023 Promissory Notes are now considered exercised. As of the September 30, 2025, there were no shares which were subject to vesting.

Note 14. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands except for share and per share amounts):

	Nine Months Ended September 30,
	2025	2024
Numerator:
Net loss	$(5,213)	$(11,934)
Denominator:
Weighted-average common shares outstanding - basic and diluted	11,255,399	10,424,137
Net loss per share attributable to Fusemachines Inc. common stockholders - basic and diluted	$(0.46)	$(1.14)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	September 30,	December 31,
	2025 (I)	2024
Convertible Preferred Stock (as converted to common stock)	9,043,234	9,043,234
Common Stock Warrants	140,133	140,133
Stock options	1,053,849	2,583,577	(1)
	10,237,216	11,766,944

(1)	Includes 10,292 stock options as of December 31, 2024 that were early exercised in exchange for non-recourse promissory notes. (Refer to “Note 13 – Stock-based Compensation”).

The Convertible Notes were also outstanding as of September 30, 2025 and December 31, 2024, which could obligate the Company to issue preferred shares upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of the Convertible Notes have not been satisfied as of September 30, 2025 and December 31, 2024, the Company has excluded the Convertible Notes from the table above and the calculation of diluted net loss per share. (Refer to “Note 9 - Long-term Debt”)

The Company has also entered into a contingent obligation to issue 45,000 shares of its common stock to a certain vendor in connection with an outstanding accounts payable balance as part of a settlement agreement (refer to “Note 16 - Commitments and Contingencies”). The issuance of common stock is contingent upon the completion the Merger (refer to “Note 1 - Organization”). As the Merger had not taken place as of September 30, 2025, and December 31, 2024, the conditions for the issuance of common stock have not been satisfied. Accordingly, the Company has excluded the common stock shares arising from this contingent obligation from the table above and the calculation of diluted net loss per share.

Note 15. Income Taxes

For the nine months ended September 30, 2025, and September 30, 2024, the Company recorded income tax expense (benefit) of Nil and $ 71.5 thousand, respectively, primarily related to the corporate income tax obligations of our foreign operations.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of capitalized R&D expenses and net operating loss carry forwards. The Company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As a result, as of December 31, 2024 and September 30, 2025, the Company has maintained a full valuation allowance against its net deferred tax assets.

Note 16. Commitments and Contingencies

Consulting Agreement

In December 2020, the Company entered into a consulting agreement with a certain vendor, whereby they agreed to help develop and implement sales strategies for the Company for $10.0 thousand per month as well as a commission fee as defined in the agreement.

In August 2024, the Company entered into a second agreement (the “Second Agreement”) with the same vendor mentioned above whereby the Company and vendor acknowledged an outstanding accounts payable balance of $408.9 thousand owed to the vendor for services provided. The Second Agreement stipulates that in full and final satisfaction of this balance, the Company will: (i) issue 45,000 shares of its common stock to the vendor immediately prior to and contingent upon the consummation of the Merger (see “Note 1 – Organization”), and (ii) pay $208.9 thousand in cash to the vendor within ten days after the closing of the Merger. If the Merger does not close the $408.9 thousand will be payable to the vendor in cash.

The Company evaluated the feature in the Second Agreement whereby the closing of the Merger triggers the obligation to issue 45,000 shares of the Company’s common stock (the “Conversion Feature”) to determine whether the feature should be considered a freestanding financial instrument (as defined in ASC 480-10-20) or whether it should be considered embedded. The Company determined that the Conversion Feature should be considered embedded because it did not meet the definition of a freestanding financial instrument because it was neither (i) entered into separately and apart from any of the entity’s other financial instruments, nor was it ii) separately exercisable.

After determining that the Conversion Feature should be considered embedded, the Company determined that it did not require bifurcation as an embedded derivative under ASC 815-15 because it did not meet the net settlement criterion to be considered a derivative.

Subsequent to determining that derivative bifurcation for the Conversion Feature was not required, the Company evaluated its obligations to the vendor under the Second Agreement to determine whether the Second Agreement should be accounted for as an extinguishment (in accordance with ASC 470-50) of the Company’s initial obligations (those obligations prior to the Second Agreement under the initial consulting agreement) and an immediate recognition of the new obligations specified in the Second Agreement. The Company determined that the Second Agreement should be accounted for as an extinguishment because the Conversion Feature represented the addition of a substantive conversion option, as that term is used in ASC 470-50-50-10 (and as it is defined in ASC 470-20-40-7). As the Company determined that the Second Agreement should be accounted for as an extinguishment, it calculated a loss on extinguishment (in accordance with ASC 470-50-40-4) equal to the reacquisition price of the new obligations under the Second Agreement less the net carrying amount of the initial obligation under the initial consulting agreement. The reacquisition price was equal to the fair value of the new obligations on the effective date of the Second Agreement, which was determined to be $478.6 thousand, and the net carrying amount of the initial obligation was $408.9 thousand, which resulted in a loss on extinguishment of $69.7 thousand, which is recorded in loss on extinguishment of payable in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024. In accordance with ASC 470-20-25-13, the offset to the loss on extinguishment of $69.7 thousand was recorded as an increase to additional paid-in capital as the premium associated with the new obligations issued under the Second Agreement was determined to be substantial. The $408.9 thousand obligation incurred under the initial consulting agreement, which is described in the Second Agreement, is recorded in accounts payable in the unaudited condensed consolidated interim balance sheet as of September 30, 2025 and December 31, 2024.

The fair value of the new obligations used to determine the loss on extinguishment was determined using a probability-weighted expected return method/scenario-based method. The significant inputs to the valuation method were an estimate of the probability of the Merger closing, an estimate of the date the Merger will close, an estimate of the fair value of the Fusemachines shares (estimate based on an income approach and market approach in accordance with Internal Revenue Service Ruling 59-60 for compliance with Internal Revenue Code Section 409A) to be issued upon the closing of the Merger, and an estimated discount rate. As the method for estimating the fair value of the new obligations used significant unobservable inputs, it was determined to represent a Level 3 fair value measurement.

Subsequent to September 30, 2025, and upon the closing of the business combination, the Company settled its obligation through the issuance of 29,610 Fuse machines, Pubco Common Stock shares (reflecting the 0.6580 Conversion Ratio applied to 45,000 Company shares) and a cash payment of $0.2 million.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or has been required to defend any action related to its indemnification obligations. As of September 30, 2025 and December 31, 2024, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

Litigation

Fusemachines Inc. received a legal notice dated March 27, 2025, requiring payment of $76.3 thousand to a vendor under a Work Labor & Services agreement due to alleged non-fulfilment of payment obligations. Based on its assessment of the services received and contractual terms, management believes that the amount payable is $41.3 thousand, which has been recognized in its unaudited condensed consolidated interim balance sheet as of September 30, 2025, and intends to contest the remaining portion of the claim. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition, or cash flows.

Lease obligations

Refer to “Note 17 – Leases” for a description of the Company’s lease obligations as of September 30, 2025 and December 31, 2024.

Note 17. Leases

The Company has operating leases for office space. These leases have expected remaining lease terms ranging from less than one year to 7 years. The Company currently has two leases with an initial term of 12 months or less that are accounted for as short-term leases. The Company does not separate lease and fixed non-lease components of lease contracts. The Company’s lease terms may include options to extend or terminate the lease. These options are included in the lease term only when it is reasonably certain that the Company will elect the option.

There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space.

There was no sublease rental income for the nine months ended September 30, 2025 and 2024, and the Company is not the lessor in any lease arrangement. There were no related party lease arrangements during the nine months ended September 30, 2025, and 2024.

The table below presents certain information related to the Company’s lease costs for the period ended (in thousands):

	For the Nine Months Ended September 30,
	2025	2024
Operating lease expense	128	160
Short-term lease cost	73	79
Variable lease cost	14	21
Total lease cost	215	260

Lease Position

Operating lease right-of-use assets and operating lease liabilities were recorded in the unaudited condensed consolidated interim balance sheets as follows (in thousands):

	September 30, 2025	December 31, 2024
Assets
Operating lease right-of-use assets	$775	$870
Liabilities
Current liabilities:
Operating lease liability, current	82	74
Noncurrent liabilities:
Operating lease liability	783	878
Total operating lease liability	$865	$952

The table below presents certain information related to the weighted-average remaining lease term and the weighted-average discount rate for the Company’s operating leases:

	September 30,	December 31,
	2025	2024
Weighted average remaining lease term (in years) - operating leases	6.42	7.17
Weighted average discount rate - operating leases	9.25%	9.25%

Cash Flows

The table below presents certain information related to the cash flows for the Company’s operating leases for the period ended (in thousands):

	For the nine months ended September 30,
	2025	2024
Amortization of right-of-use assets	65	88
Change in operating lease liability	(53)	(71)
Supplemental non-cash amounts of lease liabilities arising from obtaining right-of-use assets	-	-

Future minimum lease payments required under operating leases are as follows (in thousands):

Period ended September 30,	Future Minimum Rents
2025 (remaining)	39
2026	161
2027	169
2028	177
2029	187
2030 and thereafter	435
Total minimum lease payments	1,168
Less: effects of discounting	(303)
Present value of future minimum lease payments	865

Note 18. Related Parties

Related Party Convertible Notes

In October 2019 and September 2021, the Company entered into two convertible promissory note agreements (the “Related Party Convertible Notes Payable”) with a lender. As of September 30, 2025 and December 31, 2024, the lender was considered a principal owner of the Company because it held greater than 10% of voting common stock of the Company. The related party convertible notes payable were $7,530.0 thousand and $6,524.0 thousand, as of September 30, 2025 and December 31, 2024, respectively, recorded in “Related party convertible notes payable, at fair value” in the unaudited condensed consolidated interim balance sheet. Refer to “Note 9 – Long-Term Debt” “Convertible Notes at Fair Value” section.

2021 Investment Agreement

In January 2021, Fusemachines Nepal Private Limited entered into an investment agreement with a related party, Gyanu Maskey (“Mrs. Maskey”), an immediate family member of Sameer Maskey (“Mr. Maskey”) the Company’s CEO (the “January 2021 Related Party Investment Agreement”) and Mrs. Maskey agreed to subscribe to 433,728 shares of Fusemachines Nepal Private Limited ordinary shares (the “January 2021 Subscription Shares”) over a term of three years (the “Completion Date”) and provided an advance amount of $376.4 thousand to Fusemachines Nepal Private Limited during 2021. According to the terms of the January 2021 Related Party Investment Agreement, the Company could opt to refund Mrs. Maskey prior to the Completion Date without having to issue the January 2021 Subscription Shares. In 2021, the Company opted to refund Mrs. Maskey, not issue the January 2021 Subscription Shares, and agreed to provide a refund in monthly payments. The January 2021 Related Party Investment Agreement was completed in February 2023.

BO2 Purchase Agreement

In July 2021, Fusemachines Nepal Private Limited entered into the BO2 Purchase Agreement with a related party, BO2, and Mr. Maskey. According to the terms of the BO2 Purchase Agreement, BO2 agreed to invest up to $964.2 thousand in Fusemachines Nepal Private Limited to support the development and growth of the business. (Refer to “Note 7 – Cumulative Mandatorily Redeemable Financial Instruments”). In addition, the BO2 Purchase Agreement also included terms and conditions of regulating the management and operation of Fusemachines Nepal Private Limited, their relationship with each other, certain aspects of the business and affairs of, and their dealings with, Fusemachines Nepal Private Limited and BO2’s exit from Fusemachines Nepal Private Limited. The BO2 Agreement required Fusemachines Nepal Private Limited to pay BO2 a one-time arrangement fee of 1.5% exclusive of value added tax (“VAT”) of the BO2’s total investment, and an annual monitoring fee. Fusemachines Nepal Private Limited incurred an initial arrangement fee of $ 13.7 thousand which was recorded as a reduction to cumulative mandatorily redeemable common and preferred stock liability in the unaudited condensed consolidated interim balance sheet for the periods ended September 30, 2025, and December 31, 2024. Additionally, Fusemachines Nepal Private Limited incurred Nil as an annual monitoring fee for the nine months ended September 30, 2025 and 2024.

Repurchase and Repayment of 2023 Promissory Notes

In January 2024, the Company repurchased 667,000 shares of its common stock from Mr. Maskey, at a price of $4.352 per share for a total of $2,902.7 thousand. Out of this amount, $902.7 thousand was applied towards repayment of Mr. Maskey’s 2023 Promissory Note including accrued interest and balance of the Repurchase Consideration amounting to $2,000.0 thousand that was paid in cash to Mr. Maskey (see “Note 13 – Stock-Based Compensation”).

January 2024 Related Party Pledge Agreement

In January 2024, Mr. Maskey entered into a pledge agreement (the “January 2024 Related Party Pledge Agreement”) with Consilium Extended Opportunities Fund, LP (“Consilium”). As per the terms of the January 2024 Related Party Pledge Agreement, Mr. Maskey agreed to assign a security interest to Consilium of 3,600,000 shares of common stock held by Mr. Maskey to fully secure the Company’s obligations under the January 2024 Convertible Notes (also see “Note 9 – Long-Term Debt”).

2024 Related Party Promissory Notes

During 2024, the Company entered into seven separate promissory notes with Sameer Maskey, the CEO of the Company for aggregate principal amount of $700.0 thousand (refer to “Note 9 – Long-Term Debt”).

Note 19. Prepaid Forward Transaction

On July 31, 2025, CSLM Acquisition Corp. (the “Counterparty” prior to the closing of the Business Combination, and thereafter Holdco / Pubco) and Fusemachines entered into an OTC equity prepaid forward confirmation with Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Meteora Strategic Capital, LLC (collectively, the “Sellers”) (the “Forward Purchase Agreement” or “FPA”).

Subsequent to quarter ended September 30, 2025, and upon the closing of the Business Combination on October 22, 2025 (the date on which Merger Sub merged with and into Fusemachines), the Investors (Meteora) delivered a Pricing Date Notice under the FPA. Based on this notice, the applicable Prepayment Amount became determinable and was subsequently funded by the Counterparty from the Trust Account in accordance with the Forward Purchase Agreement.

Under the material terms of the FPA:

●	The Sellers committed (in one or more Pricing Date Notices) to provide up to a maximum of 3,000,000 shares of Class A common stock for the Transaction.

●	The Counterparty agreed to pay the Sellers a Prepayment Amount equal to the Number of Shares specified in each Pricing Date Notice multiplied by the per-share redemption price (the “Initial Price” as defined in the Counterparty’s organizational documents). The Prepayment Amount is payable from the Counterparty’s Trust Account and, subject to receipt of a Pricing Date Notice, will be wired no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any Trust Account assets are disbursed in connection with the Business Combination.

●	The Sellers waived any rights to the Trust Account funds in respect of the FPA and agreed not to seek recourse against the Trust Account except as expressly provided in the FPA.

●	Settlement is by cash settlement at the end of the agreement: on the Valuation Date (generally three years after the Closing Date unless earlier determined under specified events) the Seller will pay the Counterparty a cash amount equal to the Number of Shares as of the Valuation Date multiplied by the VWAP over the Valuation Period; the Cash Settlement Payment Date is the tenth Local Business Day following the end of the Valuation Period.

●	The FPA includes an Early Termination mechanism: where Sellers sell (terminate) specified shares after closing, Sellers must pay an Early Termination Obligation to Counterparty equal to the number of Terminated Shares multiplied by the Termination Price of $12.00 per share (payable on the first Local Business Day following settlement of the sale).

●	The Sellers may, at their election, request Shortfall Warrants exercisable for Shortfall Warrant Shares equal to the difference between the Maximum Number of Shares and the number of Shares specified in a Pricing Date Notice; such warrants have exercise terms and a Reset Price as provided in the FPA.

●	Payment dates for periodic reporting / accounting purposes are the last day of each calendar quarter (or next Local Business Day), until the Valuation Date; the FPA also contains customary provisions addressing indemnities, representations, Calculation Agent rights, and compliance with tender-offer and SEC rules.

Note 20. Subsequent Events

The Company has evaluated subsequent events through the date of issuance of these unaudited condensed consolidated interim financial statements and determined that there have been no events that have occurred that would require adjustments to disclosures in the unaudited condensed consolidated interim financial statements except for the below items:

Merger Agreement

On October 22, 2025, Merger Sub merged with and into Fusemachines, the separate corporate existence of Merger Sub ceased to exist and Fusemachines was the surviving company and a wholly owned subsidiary of Pubco. Pubco’s common stock began trading on the Nasdaq Stock Market under the symbol “FUSE” on October 23, 2025.

Upon the closing of the Merger:

●	In connection with the Business Combination, CSLM Holdings, Inc. was renamed “Fusemachines Inc.” (“Pubco”), and Fusemachines Inc. was renamed “Fusemachines USA, Inc.”

●	On the Closing Date, (a) the shareholders of Fusemachines were issued an aggregate of 19,214,201 shares of New Fusemachines Common Stock, an aggregate of 693,420 shares of New Fusemachines Common Stock were reserved for issuance upon the exercise of stock options, and an aggregate of 122,211 shares of New Fusemachines Common Stock were reserved for issuance upon the exercise of common stock warrants; (b) the public shareholders of CSLM received an aggregate of 901,955 shares of New Fusemachines Common Stock, (c) all public rights were converted into 1,897,500 shares of New Fusemachines Common Stock; (d) New Fusemachines issued an aggregate of 4,743,750 shares of New Fusemachines Common Stock to private placement investors; (e) New Fusemachines issued an aggregate of 1,184,000 shares of New Fusemachines Common Stock, in connection with the PIPE Financing; and (f) the Sponsor Convertible Notes were exchanged for an aggregate of 408,639 newly-issued shares of New Fusemachines Common Stock.

●	Approximately $ 8.8 million in cash was received for the issuance of 884,000 shares of Fusemachines Pubco Common Stock. In addition, $ 3 million in cash was received under the contingent PIPE investment, resulting in the issuance of an additional 300,000 shares of Fusemachines Pubco Common Stock. Further Fusemachines Inc. received funds from a convertible note with an affiliate of the Sponsor in the principal amount of $2.2 million. On the Closing Date, the note was converted into a number of shares of Fusemachines Inc. Common Stock pursuant to the conversion terms of the convertible note agreement. The overall net proceeds received by Fusemachines Inc. for the issuance is approximately $ 9.4 million.

●	Approximately $11.0 million prepayment was made by CSLM to the Meteora Parties pursuant to the Forward Purchase Agreement, which was funded directly from the Trust Account at Closing.

●	For the promissory notes held at amortized cost issued to its Chief Executive Officer in 2024, principal and accrued and unpaid interest amounting to approximately $ 0.74 million was repaid in cash upon the Closing.

●	Each Fusemachines convertible note (including both related party and other convertible notes) that was issued and outstanding immediately prior to the Closing was converted into Fusemachines Common Stock of 8,048,770 shares in accordance with the applicable convertible note agreement and immediately following such conversion such Fusemachines Common Stock was converted into Fusemachines Pubco Common Stock in accordance with the Conversion Ratio specified in the Merger Agreement.

●	Subsequent to September 30, 2025, and upon the closing of the business combination, the Company settled its obligation through the issuance of 29,610 Fusemachines Pubco Common Stock shares (reflecting the 0.6580 Conversion Ratio applied to 45,000 Company shares) and a cash payment of $0.2 million.